
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                               PURCHASE AGREEMENT


                                     BETWEEN


                       INTERMAGNETICS GENERAL CORPORATION,


                                   AS SELLER,


                                       AND


                          OUTOKUMPU COPPER PRODUCTS OY


                                       AND


                    OUTOKUMPU ADVANCED SUPERCONDUCTORS INC.,


                                    AS BUYER




                           Dated as of October 4, 2001





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                                TABLE OF CONTENTS
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Section  1.       Definitions; General Interpretative Provisions.................................................1

Section  2.       Subject Matter; Consideration; Deliveries......................................................7

         2.1      Sale and Purchase..............................................................................7

         2.2      Consideration..................................................................................7

         2.3      Determination of the Inventory Value of the IGC-Advanced Superconductor Division and
                  the Inventory Value Payment; Determination of the Performance Payment.........................11

         2.4      Deliveries at the Closing and Post-Closing....................................................14

Section  3.       Representations and Warranties of Seller......................................................15

         3.1      Corporate Organization; Etc...................................................................15

         3.2      Authorization, Etc............................................................................15

         3.3      No Violation..................................................................................15

         3.4      Financial Statements..........................................................................16

         3.5      Interim Operations............................................................................16

         3.6      Title to Properties; Encumbrances; Completeness of Assets.....................................17

         3.7      Compliance with Laws; Licenses; Permits.......................................................18

         3.8      Patents, Trademarks, Trade Names, Etc.........................................................18

         3.9      Contracts and Commitments.....................................................................19

         3.10     Agreements Not in Default.....................................................................20

         3.11     Litigation....................................................................................20

         3.12     Environmental Protection......................................................................20

         3.13     Labor Matters.................................................................................22

         3.14     Taxes.........................................................................................23

         3.15     Product Warranties............................................................................23

         3.16     Computer Software.............................................................................23

         3.17     Government Contracts..........................................................................23

         3.18     Real Property and Real Estate Leaseholds......................................................24

         3.19     Brokers and Finders...........................................................................24

         3.20     (***).........................................................................................24

Section  4.       Representations and Warranties of Parent or Buyer.............................................24

         4.1      Corporate Organization; Etc...................................................................24

         4.2      Authorization, Etc............................................................................24

         4.3      No Violation..................................................................................25

         4.4      Brokers and Finders...........................................................................25

         4.5      Sufficient Funds..............................................................................25

(***) The omitted information has been filed separately with the Commission and is the subject of a confidential treatment request.

                                      -i-
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                                  (continued)
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Section  5.       Covenants of the Parties......................................................................25

         5.1      Access........................................................................................25

         5.2      Consents, Etc.................................................................................25

         5.3      Filings.......................................................................................26

         5.4      Connecticut Transfer Act......................................................................26

         5.5      Covenants to Satisfy Conditions...............................................................26

         5.6      Confidentiality; Employees....................................................................26

         5.7      Publicity.....................................................................................27

         5.8      Conduct of the IGC-Advanced Superconductor Division Pending the Closing.......................27

         5.9      Covenants Not to Compete; Unrestricted Activities.............................................28

         5.10     Further Assurances............................................................................29

         5.11     Post-Closing Cooperation......................................................................30

         5.12     Taxes.........................................................................................31

         5.13     Cooperation and Exchange of Information.......................................................31

         5.14     Disclosure Supplements........................................................................32

         5.15     Performance of  Buyer.........................................................................32

Section  6.       Separation of the IGC-Advanced Superconductor Division from Seller............................32

         6.1      General.......................................................................................32

         6.2      Guaranties and Other Commitments..............................................................32

         6.3      Books and Records.............................................................................32

         6.4      Use of "IGC-Advanced Superconductor" Name.....................................................32

Section  7.       Certain Employment Matters....................................................................33

         7.1      Employee Benefit Plans........................................................................33

         7.2      Employees.....................................................................................33

         7.3      COBRA.........................................................................................34

Section  8.       Certain Environmental Matters.................................................................34

Section  9.       Conditions to Obligations of Seller...........................................................36

         9.1      Representations and Warranties True...........................................................36

         9.2      Performance...................................................................................36

         9.3      No Injunction.................................................................................36
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         9.4      Certificates..................................................................................36

         9.5      Governmental Approvals........................................................................36

         9.6      Release or Replacement of LHC/CERN Surety Bond ...............................................36

         9.7      LHC/CERN Contract.............................................................................36

         9.8      Third Party Consents..........................................................................36

         9.9      Supply Agreement..............................................................................37

         9.10     Retention Agreements..........................................................................37

         9.11     Escrow Agreement..............................................................................37

         9.12     Section 2.4 Deliverables......................................................................37

Section 10.       Conditions to Obligations of Buyer............................................................37

         10.1     Representations and Warranties True...........................................................37

         10.2     Performance...................................................................................37

         10.3     No Injunction.................................................................................37

         10.4     Certificates..................................................................................37

         10.5     Governmental Approvals........................................................................37

         10.6     Third Party Consents..........................................................................38

         10.7     Material Adverse Change.......................................................................38

         10.8     Supply Agreement..............................................................................38

         10.9     Escrow Agreement..............................................................................38

         10.10    Purchase Order................................................................................38

         10.11    Lien Release..................................................................................38

         10.12    Section 2.4 Deliverables......................................................................38

         10.13    2001 Financial Statements.....................................................................38

Section 11.       Survival of Representations and Warranties....................................................38

         11.1     Survival of Representations and Warranties....................................................38

         11.2     Agreement to Indemnify........................................................................38

         11.3     Indemnification With Respect to Third-Party Claims............................................39

         11.4     Certain Provisions Regarding Indemnification..................................................40

         11.5     Remedies Exclusive............................................................................41

         11.6     Treatment of Indemnification Payments.........................................................41

Section 12.       Termination and Abandonment...................................................................41

         12.1     Methods of Termination........................................................................41

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         12.2     Procedure Upon Termination....................................................................42

Section 13.       Miscellaneous Provisions......................................................................42

         13.1     Amendment and Modification....................................................................42

         13.2     Waiver of Compliance..........................................................................42

         13.3     Expenses, Etc.................................................................................42

         13.4     Notices.......................................................................................42

         13.5     Assignment....................................................................................43

         13.6     Governing Law.................................................................................44

         13.7     Arbitration...................................................................................44

         13.8     Jurisdiction..................................................................................44

         13.9     Severability..................................................................................44

         13.10    Counterparts..................................................................................45

         13.11    Entire Agreement..............................................................................45

         13.12    Third Parties.................................................................................45

         13.13    Bulk Sales Treatment..........................................................................45

         13.14    Notification of Employees.....................................................................45

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                                      -iv-

                               PURCHASE AGREEMENT


                  PURCHASE AGREEMENT (this "Agreement"), dated as of October 4, 2001, between Intermagnetics General Corporation, a New York corporation, as seller ("Seller"), Outokumpu Copper Products Oy, a Finnish company ("Parent"), and Outokumpu Advanced Superconductors Inc., a Delaware corporation and a wholly owned subsidiary of Parent, as buyer ("Buyer").

                              W I T N E S S E T H:

                  WHEREAS, Seller desires to sell the IGC-Advanced Superconductor Division, including the IGC-Advanced Superconductor Division Assets, and to assign the Assumed Liabilities (as hereinafter defined), and Buyer desires to purchase the IGC-Advanced Superconductor Division, including the IGC-Advanced Superconductor Division Assets, and to assume the Assumed Liabilities;

                  NOW, THEREFORE, in consideration of, and subject to, the respective representations, warranties, covenants and conditions herein contained, Seller and Parent and Buyer agree as follows:

Section 1.        Definitions; General Interpretative Provisions.
                  -----------------------------------------------

                  (a) As used in this Agreement, the following terms shall have the meanings set forth below:

                  "Affiliate" of a specified person shall mean a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified.

                   "Assumed Liabilities" shall mean those liabilities and obligations described in Section 2.2(b) hereof (excluding therefrom, however, all of the liabilities and obligations described in Section 2.2(c) hereof).

                  "Benefit Plan" means any "employee benefit plan" within the meaning of Section 3.3 of ERISA (whether or not subject to ERISA) that is maintained or contributed to by Seller for the benefit of Employees.

                  "Business" shall mean the operations and businesses conducted by Seller in the IGC-Advanced Superconductor Division on the date hereof and the Closing Date, and all goodwill associated therewith.

                  "Business Day" shall mean any day other than a Saturday, Sunday, Federal holiday or day on which banks in New York or Helsinki are required or permitted by law to be closed.

                  "CERN Inventory" shall mean inventory purchased or produced by the IGC-Advanced Superconductor Division for the Large Hadron Collider/CERN project.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Collective Bargaining Agreement" shall mean the Labor Agreement with the United Steel Workers of America, Local 7766, District 4, for May 31, 1998 through May 30, 2003, as modified by the Memorandum of Agreement thereto extending such Labor Agreement from January, 2000 through May 27, 2005.

                  "Damages" shall mean all losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees and expenses) incurred by a party to this Agreement, other than indirect or consequential losses, damages or liabilities or punitive or exemplary damages.

                  "Disclosure Schedule" shall mean the Disclosure Schedule of Seller of even date herewith delivered by Seller to Buyer, as amended by Seller from time to time pursuant to Section 5.14.

                  "Employee" shall mean any person employed by Seller in the IGC-Advanced Superconductor Division.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

                  "Escrow Agreement" shall mean that escrow agreement entered into by Buyer and Seller on the Closing Date substantially in the form of
Exhibit 2.2(f) hereto.

                  "IGC-Advanced Superconductor Division" shall mean the low temperature superconducting materials business conducted by Seller.

                  The phrases "relating to the IGC-Advanced Superconductor Division" and "relate to the IGC-Advanced Superconductor Division":

                  (a) when used with respect to any asset or property owned by Seller, are intended to designate those assets or properties of Seller which are owned and used by Seller in the conduct by Seller of the Business; and

                  (b) when used with respect to any liability or obligation of Seller, are intended to designate those liabilities or obligations of Seller which are or have been incurred by Seller in the conduct by it of the Business or which relate to the IGC-Advanced Superconductor Division Assets.

                  "IGC-Advanced Superconductor Division Assets" shall mean all the assets and properties owned by Seller as of the Closing Date which relate to the IGC-Advanced Superconductor Division, and rights and claims related thereto, including, without limitation:

                           (i) all of Seller's interest in the tangible assets
and properties, including furniture, fixtures, equipment, machinery and tools, leasehold improvements and inventories of work-in-process, finished goods, raw materials, parts, operating supplies, repair materials and packaging materials wherever situated;

                           (ii) conditional sale contracts and other title
retention agreements, leases, licenses, contracts, distribution agreements, commitments, prepayments and unfilled customer purchase orders and purchase orders of Seller, in each case, relating to the IGC-Advanced Superconductor Division, including, without limitation, the LHC/CERN Contract;

                           (iii) permits, licenses, approvals and qualifications
of federal, state, local and foreign governmental agencies and authorities, to the extent transferable by Seller and used primarily in the IGC-Advanced Superconductor Division;

                           (iv) the Intellectual Property;

                           (v) the real property leaseholds described in Section
3.18 of the Disclosure Schedule;

                           (vi) customer accounts receivable received from or
arising through sales of products of the IGC-Advanced Superconductor Division in the Ordinary Course of Business by Seller, and not received from or arising through intercompany sales;

                           (vii) lists of customers and suppliers, sales and
promotional literature, correspondence, research and development books, records and other data, financial, personnel and other books, records and other data;

                           (viii) any claim or right to reimbursement,
contribution or recovery arising after the date hereof under any contract of casualty insurance with respect to loss or damage to any asset or property of Seller relating to the IGC-Advanced Superconductor Division, and all payments received after the date hereof with respect thereto;

                           (ix) all rights and claims under any warranties and
guaranties relating to any of the IGC-Advanced Superconductor Division Assets;

                           (x) subject to Section 8 hereof, any warranty,
indemnity or right of contribution contained in any lease or related agreement pursuant to which Seller, its Affiliates or its predecessors acquired any leasehold interest in any property relating to the IGC-Advanced Superconductor Division insofar as such warranty or indemnity relates to claims for which Seller or its Affiliates are not indemnifying Buyer hereunder and are not otherwise liable to any other person;

                           (xi) prepayments made by Seller to third parties
which relate to any of the liabilities of Seller which are being assumed or delivered to Buyer hereunder; and

                           (xii) to the extent not included above and to the
extent not consumed or disposed of in the Ordinary Course of Business prior to the Closing Date, all other assets and properties reflected as assets on the 2001 Balance Sheet; but excluding, however:

                  (a) prepayments made by Seller which relate to any of the assets and properties of Seller which are not being sold, conveyed, assigned, transferred and delivered to Buyer hereunder;

                  (b) cash and cash equivalents on hand and in banks, investments and marketable securities;

                  (c) prepayments received by, and setoffs, reductions and counterclaims in favor of, Seller which relate to any liability or obligation of Seller (relating to the IGC-Advanced Superconductor Division) which is not being assumed by Buyer hereunder;

                  (d) assets and properties (including, without limitation, financial, personnel and other books, records and other data) owned, held or used by Seller which do not relate to the IGC-Advanced Superconductor Division or which relate primarily to businesses of Seller other than the Business conducted by the IGC-Advanced Superconductor Division and are not material to the Business conducted by the IGC-Advanced Superconductor Division;

                  (e) rights in and to claims of Seller (including for indemnification or contribution) (and in each case benefits to the extent they arise therefrom) against third parties to the extent such rights and claims relate to any liability or obligation of the IGC-Advanced Superconductor Division retained or otherwise incurred by Seller or in respect of which Seller is obliged to indemnify Parent or Buyer or that relate primarily to the Excluded Assets;

                  (f) rights of Seller under this Agreement, the Supply Agreement and the other agreements, documents and instruments delivered to Seller by Parent or Buyer pursuant to this Agreement;

                  (g) all contracts of insurance, indemnity and contribution, all insurance policies and surety and indemnity bonds and any claims or rights of Seller under any of the foregoing, including, without limitation, any claims or rights of Seller to reserves, refunds, unearned premiums, returns of premiums or claims for reimbursement, indemnity, contribution or recovery arising thereunder;

                  (h) any of the foregoing assets or properties to the extent they may be retained by Seller or its Affiliates subject to Sections 6.3 and 6.4 hereof;

                  (i) the Retained Intellectual Property;

                  (j) bank accounts, checkbooks and cancelled checks; provided, however, that Buyer may retain copies of such records for the petty cash account held at Fleet Bank;

                  (k) deposits of Seller with any federal, state or local tax authority, including Tax deposits, prepayments and estimated payments and any deposits of Seller with customers and suppliers to the extent such deposits with customers and suppliers are not reflected as assets on the 2001 Balance Sheet;

                  (l) all trade accounts receivable, notes receivable and other receivables of any nature whatsoever, negotiable instruments and chattel paper received from or arising through the conduct of the Business by Seller other than customer accounts receivable not received from or arising through intercompany sales, and notes receivable related to such customer accounts;

                  (m) all Benefit Plans of Seller and all assets thereof whether held in trust or otherwise;

                  (n) such other assets and properties, if any, of Seller as are set forth in Section 1(a) of the Disclosure Schedule; and

                  (o) any warranty, indemnity or right of contribution contained in any lease or related agreement pursuant to which Seller, its Affiliates or its predecessors acquired any leasehold interest in any property relating to the IGC-Advanced Superconductor Division to the extent that such warranty or indemnity relates to claims for which Seller or its Affiliates indemnify Buyer hereunder or are otherwise liable to any other party (the assets described in clause (a) through this clause (o) being "Excluded Assets").

                  "IGC-Advanced Superconductor Return" shall mean any Return relating to the operation of the IGC-Advanced Superconductor Division or the ownership or use of the IGC-Advanced Superconductor Division Assets; provided, however, that the term "IGC-Advanced Superconductor Return" shall not include any Income Tax Return of Seller.

                  "IGC-Advanced Superconductor Tax Liability" shall mean any liability for Tax relating to the IGC-Advanced Superconductor Division arising out of the operation of the IGC-Advanced Superconductor Division or the ownership or use of the IGC-Advanced Superconductor Division Assets; provided, however, that in no event shall an Income Tax liability of Seller be treated as a IGC-Advanced Superconductor Tax Liability.

                  "Income Tax" shall mean a Tax on, or measured by reference to, net income.

                  "Independent Accounting Firm" shall mean an independent accounting firm of national reputation which is not performing any professional services for either Buyer or Seller or any of their respective Affiliates mutually appointed by Buyer and Seller.

                  "Intellectual Property" shall mean the tradenames (other than the names "Intermagnetics" and "IGC," and derivatives thereof) marks, including trademarks and service marks (other than the names "Intermagnetics" and "IGC" and derivatives thereof and marks that incorporate the same), logos, copyrights, applications for patents and copyrights and the ideas, improvements, developments, inventions, techniques, methods, processes, specifications, drawings, designs, proprietary data, patents, trade secrets and know-how of Seller which are or have been used primarily in connection with the conduct of the Business of the IGC-Advanced Superconductor Division.

                  "Inventory Value of the IGC-Advanced Superconductor Division" shall mean the value of the CERN Inventory and the Non-CERN Inventory on the Closing Date.

                  "Inventory Value Payment" shall mean an amount equal to the sum of (x) the CERN Inventory Value on the Closing Date, plus (y) the amount by which the Non-CERN Inventory Value on the Closing Date exceeds $5.25 million.

                  "Knowledge" when used with respect to Seller shall mean, after due inquiry of Richard Lenhardt and Hem Kanithi, the knowledge of the Chief Executive Officer, the Chief Financial Officer or the General Counsel of Seller.

                  "Lease" shall mean that lease between Waterbury Industrial Commons and Seller, dated December 23, 1991.

                  "LHC/CERN Contract" shall mean that certain Agreement dated September 21, 1998 between Seller and the European Organization for Nuclear Research.

                  "Lien" shall mean any pledge, security interest, lien, charge, encumbrance, option, right, restriction on transfer or other restriction, other than an imperfection of title or an encumbrance on title (e.g. utility easements or statutory and common law liens) which does not materially detract from the value or materially impair the use of the asset or property subject thereto.

                  "Locations" shall have the meaning set forth in Section 3.18.

                  "Material Adverse Effect" shall mean any adverse change in or effect on, or series of related changes in or effects on, the IGC-Advanced Superconductor Division Assets, the IGC-Advanced Superconductor Division or the Business that is or is reasonably likely to be materially adverse to the IGC-Advanced Superconductor Assets, the IGC-Advanced Superconductor Division or the Business.

                  "Non-CERN Inventory" shall mean all inventory of the IGC-Advanced Superconductor Division other than the CERN Inventory.

                  "Ordinary Course of Business" shall mean the ordinary course of the Business as conducted consistently with Seller's usual custom and practice (including with respect to quantity and frequency).

                  "Permitted Liens" shall mean (i) Liens listed in Section 3.6(a) of the Disclosure Schedule, (ii) Liens for Taxes not yet due and payable,
(iii) Liens for Taxes the taxpayer is contesting in good faith through appropriate proceedings which are listed in Section 3.6(a) of the Disclosure Schedule, (iv) Liens of landlords, carriers, warehousemen, mechanics and materialmen incurred in the Ordinary Course of Business for sums not yet due and payable, (v) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers' compensation, unemployment insurance and other types of social security, (vi) retention of title clauses in favor of suppliers (other than Seller and its Affiliates) in the Ordinary Course of Business, (vii) Liens that secure liabilities or obligations that constitute Assumed Liabilities or
(viii) such defects of title, rights of way, rights of joint or common use of property, easements, encumbrances, and other charges on title (such as those in favor of utilities, landlords and co-tenants) as do not materially interfere with the use of the IGC-Advanced Superconductor Division Assets to which they relate.

                  "Post-Closing Period" shall mean all taxable periods or portions thereof beginning after the Closing Date.

                  "Pre-Closing Period" shall mean all taxable periods or portions thereof ending on or prior to the Closing Date.

                  "Retained Intellectual Property" shall mean the names "Intermagnetics" or "IGC," and derivatives thereof, and all tradenames, marks (including service marks and trademarks), logos, copyrights, applications for patents and copyrights and all ideas, improvements, developments, inventions, techniques, methods, processes, specifications, drawings, designs, proprietary data, patents, trade secrets and know-how of Seller which are not and have not been used primarily in connection with the conduct of the Business. Retained Intellectual Property shall not include the name "Advanced Superconductor."

                  "Retention Agreements" shall mean the agreements between Buyer and (i) Richard Lenhardt, (ii) Hem Kanithi and (iii) Scott Higgins providing for their continued employment with Buyer for a period of not less than one year from the date of the Closing.

                  "Return" shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any federal, state, local, or foreign governmental entity or other authority in connection with the determination, assessment or collection of any Tax (whether or not such Tax is imposed on Seller) or the administration of any laws, regulations or administrative requirements relating to any Tax.

                  "Seller's Accountants" shall mean Pricewaterhouse Coopers LLP (Albany Office).

                  "Supply Agreement" shall mean the supply agreement to be entered into by Buyer and Seller on the Closing Date substantially in the form of Exhibit B hereto.

                  "2001 Balance Sheet" shall mean the audited special purpose balance sheet of the IGC-Advanced Superconductor Division as at May 27, 2001 and the notes thereto prepared in accordance with Section 3.4 of this Agreement.

                  "2001 Financial Statements" shall mean the 2001 Balance Sheet, the 2001 Income Statement and the notes thereto.

                  "2001 Income Statement" shall mean the audited special purpose statement of operations of the IGC-Advanced Superconductor Division for the year ended May 27, 2001 and the notes thereto prepared in accordance with Section 3.4 of this Agreement.

                  "Tax Authority" shall mean any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction, or any foreign jurisdiction, having jurisdiction with respect to any Tax.

                  "Tax" or "Taxes" shall mean all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, property, real estate transfer, real estate gains, real property, rent tax, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

                  "Transferred Employee" shall mean each Employee who accepts Buyer's offer of employment.

                  "Union" shall mean the United Steel Workers of America, Local 7766, District 4.

                  (b) all references to amounts preceded by "$" shall be deemed to refer to United States dollars.

Section 2.        Subject Matter; Consideration; Deliveries.
                  ------------------------------------------

         2.1 Sale and Purchase. Subject to the terms and conditions herein contained, Seller agrees to sell, convey, assign, transfer and deliver (or cause to be sold, conveyed, assigned, transferred and delivered) the IGC-Advanced Superconductor Division Assets and the Business to Buyer on the Closing Date and Buyer agrees to purchase, acquire and accept from Seller on such date the IGC-Advanced Superconductor Division Assets and the Business and to assume the Assumed Liabilities. The closing of such purchase and sale (the "Closing") shall be held commencing at 10:00 A.M. on a date (the "Closing Date") agreed upon by Seller, Parent and Buyer, but shall not occur before October 24, 2001, at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178, or at such other time and such other place as the parties shall agree.

         2.2 Consideration. As consideration for the IGC-Advanced Superconductor Division Assets, the Business and the noncompetition agreement set forth in
Section 5.8:

                  (a) Cash Consideration. Parent shall cause Buyer to pay to Seller by wire transfer of immediately available funds, to an account or accounts designated in writing by Seller to Buyer, the following amounts: (i) $26 million in cash which shall be paid at the Closing, subject to adjustment as set forth in Sections 2.2(e) and (f), (ii) Seller's good faith estimate of 90% of the amount of the Inventory Value Payment (as set forth in writing by Seller to Buyer two Business Days prior to Closing) (the "Good Faith Inventory Value Payment") which shall be paid at Closing, (iii) $4 million in cash (the "Deferred Cash Payment") which shall be paid to Seller within 30 Business Days of the second anniversary of the Closing Date, and (iv) a performance payment of up to $4 million in cash, the amount of which shall be determined pursuant to the formula set forth in Schedule 2.2(a) (the "Performance Payment"), and which shall be paid to Seller by Buyer or Parent within two Business Days of the final determination of the amount thereof in accordance with Section 2.3 hereof.

                  (b) Assumption of Liabilities. At the Closing, Buyer shall assume, agree to pay, perform and discharge and Parent and Buyer jointly and severally shall indemnify and hold Seller harmless against all of the following liabilities and obligations (the "Assumed Liabilities") excluding therefrom, however, all of the liabilities, obligations and expenses described in Section 2.2(c) below:

                           (i) all liabilities, obligations and expenses of
Seller relating to the IGC-Advanced Superconductor Division which exist as of the Closing Date, or arise thereafter in the Ordinary Course of Business, under or in connection with all purchase and sale orders and commitments for personal property or services entered into by Seller in the Ordinary Course of Business;

                           (ii) all liabilities, obligations and expenses of
Seller relating to the IGC-Advanced Superconductor Division which exist as of the Closing Date, or arise thereafter in the Ordinary Course of Business, (A) under or in connection with all leases, licenses, contracts, agreements and instruments to which Seller or the IGC-Advanced Superconductor Division is a party or by which Seller or the IGC-Advanced Superconductor Division or any IGC-Advanced Superconductor Division Asset may be bound, including, without limitation, common charges payable under the Lease and any other obligations with respect to those premises which are the subject of the Lease, and (B) for repairs, replacements, returns or allowances and related services required by the terms and conditions of all warranties, express or implied, of Seller relating to the IGC-Advanced Superconductor Division with respect to products manufactured or sold or services performed by Seller prior to the Closing Date; provided, however, that (C) Buyer shall not assume or be obligated to pay, perform or discharge any liability, obligation or expense of Seller relating to any breach of contract by Seller, and (D) Seller shall reimburse Buyer within fifteen days of the final resolution of any customer claims for defective wire shipped to customers prior to the Closing Date in an amount equal to the standard cost of such wire, as determined in accordance with United States generally accepted accounting principles as applied by Seller on a consistent basis prior to the Closing Date;

                           (iii) all accrued and unpaid expenses of Seller
and/or the IGC-Advanced Superconductor Division which are reflected in or reserved against in the 2001 Financial Statements or arise after May 27, 2001 in the Ordinary Course of Business relating to Transferred Employees of the IGC-Advanced Superconductor Division for salaries and wages, and all bonuses, vacation, holiday, paid personal leave, severance, social security (except for any such liabilities for which Seller has already withheld tax payments from its employees) and employee benefits (excluding any Transaction Based Bonus (as defined below) and any compensation to employees which is contingent on the closing of the transaction contemplated by this Agreement, securities of the Seller or its Affiliates, options to purchase securities of the Seller or its Affiliates, stock appreciation rights, or any other security or right that has a value derivative of securities of the Seller or its Affiliates, or under any plan covering the foregoing (collectively, "Seller Securities Based Compensation")), and, whether or not so reflected in or reserved against in the 2001 Financial Statements, any accrued and unpaid expenses of Seller and/or the IGC-Advanced Superconductor Division for sick bank that arose in the Ordinary Course of Business;

                           (iv) all liabilities, obligations and expenses
arising out of any employment action taken by Parent or Buyer after the Closing, including any claim for severance, continued health insurance coverage or other benefit made by any Retained Employee;

                           (v) those IGC-Advanced Superconductor Tax Liabilities
for which Buyer is responsible under Section 5.12 hereof;

                           (vi) all other liabilities, obligations and expenses
(A) of Seller and/or the IGC-Advanced Superconductor Division which are reflected in or reserved against in the 2001 Financial Statements or arise after May 27, 2001 in the Ordinary Course of Business, or (B) which arise out of, or in connection with, or relate to the ownership, use or operation of the IGC-Advanced Superconductor Division Assets or the conduct of the Business from and after the Closing Date;

                           (vii) any liability or obligation of Parent or Buyer
which is imposed in connection with the transactions contemplated hereby, including, without limitation, any liability or obligation for Taxes, except as otherwise provided in Section 5.11 hereof;

                           (viii) any liability, obligation or expense resulting
from or arising out of (A) Releases of Hazardous Substances at or from the Locations that occur after Closing; (B) Disposal of Hazardous Substances at places other than the Locations after the dates of Seller's operation at the relevant Locations; or (C) violations of Environmental Laws occurring after the dates of Seller's operation at the relevant Locations; or

                           (ix) the liabilities not reflected in or reserved
against in the 2001 Financial Statements and which are described on Schedule 2.2(b)(ix).

                  (c) Liabilities Not Assumed. Buyer shall not assume and neither Parent nor Buyer shall be obligated to pay, perform, discharge, indemnify or hold Seller harmless against any of the following liabilities, obligations or expenses (collectively, "Excluded Liabilities"): (A) any liability, obligation or expense of Seller not referred to in Section 2.2(b)(i),
(ii), (iii), (iv), (v), (vi), (vii), (viii) or (ix) and (B) the following liabilities, obligations or expenses of Seller:

                           (i) those IGC-Advanced Superconductor Tax Liabilities
for which Seller is responsible under Section 5.12 hereof;

                           (ii) any liability, obligation or expense of Seller
or its Affiliates which relates to or arises out of the ownership, use or operation of assets and properties of Seller or the conduct of any businesses of Seller not conveyed to Buyer hereunder or pursuant hereto;

                           (iii) any liability, obligation or expense of Seller
or its Affiliates which is incurred by Seller or its Affiliates in connection with the transactions contemplated hereby, including, without limitation, any liability or obligation for (a) bonuses arising as the result of, or dependent upon, the closing of such transactions ("Transaction Dependent Bonus"), or (b) Taxes imposed on Seller, except as otherwise provided in Section 5.12 hereof, including, without limitation, (A) Income Taxes imposed on Seller because Seller is transferring the IGC-Advanced Superconductor Division Assets or because Seller has deferred gain on any Deferred Intercompany Transaction (as such term is used in the Treasury Regulations promulgated under the Code); (B) any liability, obligation or expense of Seller or its Affiliates with respect to Income Taxes; and (C) any liability, obligation or expense of the Seller or its Affiliates for unpaid Taxes of any other person under Treasury Regulation ss.1.1502-6 promulgated under the Code (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise;

                           (iv) any liability, obligation or expense of Seller
or its Affiliates which arises out of, or in connection with, or relate to the ownership, use or operation of the IGC-Advanced Superconductor Division Assets by Seller or the conduct of the Business by Seller prior to the Closing Date except to the extent set forth above in clause (b);

                           (v) any liability, obligation or expense of Seller or
its Affiliates to indemnify any person by reason of the fact that such person was a director, officer, employee or agent of the Seller or its Affiliates or serving at the request of the Seller or its Affiliates as a partner, trustee, member, director, officer, employee or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement or otherwise);

                           (vi) any liability, obligation or expense to the
extent related to the Excluded Assets;

                           (vii) any liability, obligation or expense related to
the Collective Bargaining Agreement or any other collective bargaining agreement which arises prior to the Closing Date and to which the Seller or its Affiliates are or become a party;

                           (viii) any liability, obligation or expense under or
related to any Benefit Plan maintained by Seller or its Affiliates;

                           (ix) any liability, obligation or expense resulting
from or arising out of (A) Releases of Hazardous Substances at or from the Locations caused by Seller's operation at the relevant Locations; (B) Disposal of Hazardous Substances at places other than Locations during the dates of Seller's operation at the relevant Locations; or (C) violations of Environmental Laws occurring during the dates of Seller's operation at the relevant Locations;

                           (x) any liability, obligation or expense for personal
injury or property damage relating to any defect in, or failure to warn with respect to, products sold by Seller prior to the Closing Date; and

                           (xi) except to the extent otherwise specifically
provided by this Agreement, any liability relating to the IGC-Advanced Superconductor Division that, in accordance with United States generally accepted accounting principles consistently applied by Seller, is required to be, but is not, reflected or reserved against in the 2001 Financial Statements.

                  Seller shall pay, perform and discharge as they become due and shall indemnify and hold Buyer harmless against all liabilities and obligations of Seller relating to the Business which are specifically referred to in this
Section 2.2(c).

                  (d) Allocation of Purchase Price. Promptly following the issuance of the Statement of Inventory Value and the Net Receivables Value Schedule, Seller and Buyer shall agree as to the allocation for Tax purposes of the aggregate purchase price among the IGC-Advanced Superconductor Assets and the noncompetition agreement granted to Buyer pursuant to Schedule 5.8. Such allocation shall be prepared in accordance with Schedule 2.2(d) and the Statement of Inventory Value. The parties hereto acknowledge and agree that the purchase and sale of the IGC-Advanced Superconductor Division Assets and the noncompetition agreement granted to Buyer under Section 5.8 is an "applicable asset acquisition" within the meaning of Section 1060 of the Code. Seller and Buyer each agree to prepare and file in a timely manner an IRS Form 8594 and other appropriate information, as required by Section 1060 of the Code and pertinent regulations and Internal Revenue Service instructions, in accordance with the allocation schedule. In the event that there is an adjustment, whether as a result of Section 2.3 hereof or otherwise, to the aggregate purchase price reflected on previously filed Forms 8594, the parties shall jointly prepare, in a manner consistent with this Section 2.2(d), a draft revised Form 8594 and the parties hereto shall file revised Forms 8594 consistent with such draft. If the parties are unable to agree as to any such allocation or adjustment, such allocation or adjustment shall be determined pursuant to the procedures of
Section 2.3(d) hereof. The parties hereto agree that they shall report the Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the allocations prepared pursuant to this Section 2.2(d) and shall not take any position inconsistent with such allocation unless otherwise required by applicable law.

                  (e) Determination of Net Receivables Value. The Seller shall deliver to Buyer a detailed schedule (the "Net Receivables Value Schedule") no later than 30 days following the Closing Date (the "Net Receivables Value Schedule Date") which shall set forth (i) the value of the accounts receivable assigned to the Buyer on the Closing Date (the "Transferred Receivables"), (ii) the value of the accounts payable assumed by the Buyer on the Closing Date, less social security liabilities for which Seller withheld tax payments from its employees prior to the Closing Date (the "Assumed Payables"), and (iii) the Transferred Receivables net of the Assumed Payables (the "Net Receivables Value"). If the Net Receivables Value exceeds $150,000 then within ten (10) business days following the Net Receivables Value Schedule Date the Buyer will pay to Seller by wire transfer of immediately available funds an amount equal to such excess (the "Seller Receivables Payment"). If the Net Receivables Value is less than $150,000 then within ten (10) business days following the Net Receivables Value Schedule Date the Seller will pay to Buyer by wire transfer of immediately available funds an amount equal to such deficiency (the "Buyer Receivables Payment"). Buyer shall provide Seller and Seller's Accountants access to the books and records of the Business and shall cooperate fully with Seller and Seller's Accountants, in each case to the extent required by Seller and Seller's Accountants, in order to enable Seller to prepare the Net Receivables Value Schedule. Employees of Buyer and Buyer's Accountants shall, and shall be entitled to, consult with Seller and Seller's Accountant in the preparation of the Net Receivables Value Schedule, and Seller shall cause such employees and Seller's Accountants to cooperate fully with Buyer, including providing to Buyer and Buyer's Accountants access to the workpapers used by Seller or Seller's Accountants to prepare the Net Receivables Value Schedule, together with the right to make copies of such workpapers at Buyer's expense. The Net Receivable Value Schedule shall be prepared on a basis consistent with that used by Seller in the preparation of the 2001 Financial Statements. Any disputes regarding amounts reflected on the Net Receivables Value Schedule shall be resolved pursuant to the procedures of Section 2.3(d) hereof.

                  (f) Other Payments and Credits at Closing. At Closing, Seller shall: (i) deposit in an escrow account, pursuant to the terms of the Escrow Agreement, (x) the sum of $250,000 in full satisfaction of any and all obligations of Seller with respect to the premises which are the subject of the Lease, including, without limitation, obligations with respect to the repair of the roof of such premises and (y) an amount equal to $90,000 minus the sum of all amounts expended or incurred by Seller prior to the Closing Date with respect to the repair of the restroom facilities at the Location and to address the improper exhausting of the restroom facilities at the Location into a storm drain system in full satisfaction of any and all obligations of Seller with respect to the repair of, and to address the improper exhausting of, such restroom facilities; and (ii) pay Buyer an amount equal to the greater of (A) the actual amount withheld by Seller as of the Closing Date, and (B) the amount reserved by Seller as of May 27, 2001, as reflected in the 2001 Financial Statements, for common charges payable under the Lease.

         2.3 Determination of the Inventory Value of the IGC-Advanced Superconductor Division and the Inventory Value Payment; Determination of the Performance Payment. The Inventory Value of the IGC-Advanced Superconductor Division and the amount of the Performance Payment shall be determined after the Closing Date as specified in this Section 2.3.

                  (a) Statement of Inventory Value. On the Closing Date, Seller shall cause a physical inventory of the CERN Inventory and the Non-CERN Inventory to be conducted, at which representatives of Buyer shall be entitled to be present. As soon as practicable, but in any event within twenty (20) Business Days following the Closing Date, Seller shall prepare and deliver a statement setting forth the (x) results of the physical inventory of the CERN Inventory and the Non-CERN Inventory and (y) CERN Inventory Value and the Non-CERN Inventory Value as of the Closing Date and describing, in reasonable detail, Seller's calculation thereof and of the amount of the actual Inventory Value Payment (the "Statement of Inventory Value").

                           (i) For purposes of the calculations required by this
Section 2.3(a):

                                    (A) CERN Inventory Value shall be the amount
which is equal to the actual cost (i.e., not including margin and selling, general and administrative expenses, and in no event greater than the reasonably estimated realizable value), calculated in accordance with Seller's customary practice and on a basis consistent with that used in the preparation of the 2001 Financial Statements, of inventory sold to Buyer hereunder that is not subject to any material defects, and which has been purchased or produced for the Large Hadron Collider/CERN project but not yet shipped, minus any down payments or deposits received from the customer to be credited against the purchase price of such inventory; and

                                    (B) Non-CERN Inventory Value shall be the
amount which is equal to the actual cost (i.e., not including margin and selling, general and administrative expenses, and in no event greater than the reasonably estimated realizable value), calculated in accordance with Seller's customary practice and on a basis consistent with that used in the preparation of the 2001 Financial Statements, of inventory sold to Buyer hereunder other than CERN Inventory that is not subject to any material defects, which has been produced but not yet shipped, minus any down payments or deposits received from the customer to be credited against the purchase price of such inventory.

                           (ii) Within two Business Days of the final
determination of the Inventory Value of IGC-Advanced Superconductor Division in accordance with this Section 2.3, Parent shall cause Buyer to, or Seller shall, as applicable pay or refund to the other by wire transfer of immediately available funds, to an account or accounts designated in writing by Seller or Buyer, as the case may be, an amount equal to the difference between the amount of the Good Faith Inventory Value Payment paid at Closing and the amount determined to be the actual Inventory Value Payment in accordance with this
Section 2.3.

                  (b) Statement of Performance Calculation. Within 20 business days following the Closing, Seller shall cause to be prepared in accordance with
Schedule 2.2(a) a statement setting forth in reasonable detail the Base Period Length of Purchases (as defined on Schedule 2.2(a)) and the Base Period Weight of Purchases (as defined on Schedule 2.2(a)). As soon as practicable following the second anniversary of the Closing Date, Seller shall cause to be prepared in accordance with the procedures described in Schedule 2.2(a) and delivered to Buyer a statement setting forth in reasonable detail Seller's calculation of the Performance Payment based on the formula set forth on Schedule 2.2(a) (the "Statement of Performance Calculation").

                  (c) Cooperation. During the preparation of the Statement of Inventory Value and the Statement of Performance Calculation by Seller and the period of any dispute referred to in Section 2.3(d), Buyer shall provide Seller and Seller's Accountants full access to the books, records, facilities and employees of the IGC-Advanced Superconductor Division and shall cooperate fully with Seller and Seller's Accountants, in each case to the extent required by Seller and Seller's Accountants, in order to prepare the Statement of Inventory Value and the Statement of Performance Calculation, as applicable, and to investigate the basis for any such dispute. Employees of Buyer and its independent public accountants ("Buyer's Accountants") shall be entitled to observe the physical inventory conducted by Seller in connection with the preparation of the Statement of Inventory Value, and Buyer shall cause such employees and Buyer's Accountants to cooperate fully with Seller. Seller shall cause Seller's Accountants to provide to Buyer and Buyer's Accountants full access to the workpapers used by Seller or Seller's Accountants (the "Seller's Accounting Workpapers") to prepare the Statement of Performance Calculation, together with the right to make copies of such workpapers at Buyer's expense.

                  (d) Disputes.

                           (i) Subject to Section 2.3(d)(ii), each of the
Statement of Inventory Value, the Statement of Performance Calculation and the Net Receivables Value Schedule delivered by Seller to Buyer shall be final, binding and conclusive on the parties hereto.

                           (ii) Buyer may dispute (A) any amounts reflected on
the Statement of Inventory Value or the Statement of Performance Calculation, to the extent that the net effect of such disputed amounts with respect to the Statement of Inventory Value or the Statement of Performance Calculation, as the case may be, in the aggregate would be to reduce the amount of the Inventory Value Payment or the Performance Payment, by more than $100,000; (B) the allocation of purchase price pursuant to Section 2.2(d) hereof, to the extent that the such disputes relate to allocations of more than $100,000; or (C) the Net Receivables Value Schedule, to the extent that the net effect of such disputed amounts would be to increase or reduce the amount of the Seller Receivables Payment or the Buyer Receivables Payment, as applicable, by more than $100,000; provided, that Buyer shall notify Seller's Accountants in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within thirty (30) Business Days of Buyer's receipt of: (x) the Statement of Inventory Value, the Statement of Performance Calculation, the allocation of purchase price pursuant to Section 2.2(d) or the Net Receivables Value Schedule, and (y) access to Seller's Accounting Workpapers, as applicable. Together with any notice of dispute hereunder, Buyer shall grant, and shall cause Buyer's Accountants, if any, to provide, to Seller, its Affiliates and Seller's Accountants and their other representatives or agents full access to the books and records of Buyer with respect to the IGC-Advanced Superconductor Division, to the workpapers used by Buyer's Accountants to prepare the basis for any such dispute, together with the right to make copies of such books, records and workpapers at Seller's expense, and to the Locations, and shall make its employees available to Seller at their usual place of employment, at no cost to Seller, for consultation at reasonable times upon reasonable notice with respect to any matters relating to or arising in connection with any such dispute. In the event of such a dispute, Buyer's Accountants and Seller's Accountants shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If any such resolution by Buyer's Accountants and Seller's Accountants leaves in dispute amounts the net effect of which in the aggregate would not be to reduce the amount of the Inventory Value Payment, the Performance Payment, the Seller Receivables Payment or the Buyer Receivables Payment, as the case may be, by at least $100,000 or to reduce the disputed allocations by at least $100,000, all such amounts remaining in dispute shall then be deemed to have been resolved in favor of the Statement of Inventory Value, Statement of Performance Calculation the allocation of purchase price pursuant to Section 2.2(d) hereof or the Net Receivables Value Schedule, as applicable, and such resolution shall be final, binding and conclusive on the parties hereto. If Buyer's Accountants and Seller's Accountants are unable to reach a resolution with such effect within 10 Business Days of Buyer's written notice of dispute to Seller's Accountants, Seller and Buyer shall attempt to reconcile such differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If Seller and Buyer are unable to reach a resolution with such effect within 20 Business Days of Buyer's written notice of dispute to Seller's Accountants, Seller and Buyer shall submit the items remaining in dispute for resolution to the Independent Accounting Firm, which shall, within 20 Business Days of such submission, determine and report to Seller and Buyer upon such remaining disputed items and such report shall be final, binding and conclusive on the parties hereto. The fees and disbursements of the Independent Accounting Firm shall be allocated between Buyer and Seller in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

         2.4 Deliveries at the Closing and Post-Closing.


                  (a) At the Closing, Seller will deliver to Buyer the following:

                           (i) a general instrument of sale in the form of
Exhibit 2.4(a)(i), and such specific instruments of sale, conveyance, assignment, transfer and delivery of the IGC-Advanced Superconductor Division Assets as shall be necessary to convey the IGC-Advanced Superconductor Division Assets;

                           (ii) the certificate or certificates required by
Section 10.4 hereof;

                           (iii) an executed copy of the Supply Agreement;

                           (iv) a blanket purchase order, in form mutually
agreeable to the parties, covering Seller's obligation pursuant to Section
10.10;

                           (v) a form of Assignment and Assumption Agreement
substantially in the form of Exhibit 2.4(a)(v); and

                           (vi) such other documents, instruments and writings
as are customary for transactions of the type contemplated by this Agreement and as may be reasonably requested in writing by Buyer a reasonable period of time prior to the Closing Date and necessary to give effect to the transactions contemplated hereby. Possession of the IGC-Advanced Superconductor Division Assets will be delivered to Buyer at or immediately after the Closing.

                  (b) At the Closing, Parent or Buyer will deliver or cause to be delivered to Seller the following:

                           (i) $26 million (subject to adjustment as set forth
in Section 2.2) in cash plus an amount in cash equal to the Good Faith Inventory Value Payment by wire transfer of immediately available funds;

                           (ii) a promissory note of Buyer co-signed by Parent
with a face value equal to the Deferred Cash Payment substantially in the form of Exhibit 2.4(b)(ii) (the "Note");

                           (iii) evidence reasonably satisfactory to Seller that
Buyer has complied with Section 6.2 hereof;

                           (iv) the certificate or certificates required by
Section 9.4 hereof;

                           (v) an instrument of assumption of the Assumed
Liabilities in the form of Exhibit 2.4(a)(i);

                           (vi) an executed copy of the Supply Agreement;

                           (vii) evidence in form reasonably satisfactory to
Seller that the net worth of Buyer, or an Affiliate of Buyer that will assume all obligations of Seller under the Lease at Closing, exceeds $40 million as of the Closing Date;

                           (viii) executed copies of the Retention Agreements;
and

                           (ix) such other documents, instruments and writings
as are customary for transactions of the type contemplated by this Agreement and as may be reasonably requested in writing by Seller within a reasonable period of time prior to the Closing Date and necessary to give effect to the transactions contemplated hereby.

                  (c) All payments to be made by Parent or Buyer to Seller or by Seller to Buyer pursuant to Section 2.4(b) shall be made without any right of set-off, reduction or counterclaim of amounts owed or claimed to be owed to Parent or Buyer by Seller pursuant to any other provision of this Agreement, the Supply Agreement or otherwise; provided, however, that Buyer shall be entitled to set-off the Deferred Cash Payment and the Performance Payment against amounts
(i) owed the Buyer under any other provision of this Agreement, the Supply Agreement or otherwise, (ii) that are more than 90 days past due, and (iii) for which Buyer has not received notice from Seller of a dispute relating to such amounts.

Section 3         Representations and Warranties of Seller.
                  -----------------------------------------

                  Seller represents and warrants to Buyer that, as of the date hereof, except as otherwise set forth on the Disclosure Schedule:

         3.1 Corporate Organization; Etc. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York and has all requisite authority and corporate power to conduct the Business as it is now being conducted and to own, lease and operate the IGC-Advanced Superconductor Division Assets. Seller is qualified to do business in the State of Connecticut.

         3.2 Authorization, Etc. Seller has all requisite authority and corporate power to execute and deliver this Agreement, the Supply Agreement and the Escrow Agreement and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Supply Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the executive committee of the board of directors of Seller, and no other corporate proceedings on the part of Seller are necessary to authorize the execution and delivery of this Agreement, the Supply Agreement or the Escrow Agreement or the consummation of the transactions contemplated hereby or thereby. This Agreement has been, and each of the Supply Agreement and the Escrow Agreement will be, duly and validly executed and delivered by Seller and this Agreement constitutes, and each of the Supply Agreement and the Escrow Agreement (when duly executed and delivered) will constitute, a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except that (a) rights to indemnification may be limited by law (including rules and regulations promulgated thereunder) or public policy, (b) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or other similar laws now or hereafter in effect relating to creditors' rights generally and (c) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         3.3 No Violation. Neither the execution and delivery of this Agreement, the Supply Agreement or the Escrow Agreement nor the consummation of the transactions contemplated hereby will (i) except with respect to routine filings and recordings necessary to transfer permits, approvals, qualifications and leaseholds in real property included among the IGC-Advanced Superconductor Division Assets, require Seller to file or register with, or obtain any permit, authorization, consent or approval of, any governmental authority or agency except such filings, permits, authorizations, consents or approvals the failure of which to file, register or obtain collectively would not reasonably be expected to have a Material Adverse Effect on the conduct of the Business or on the transactions contemplated hereby, (ii) violate the Certificate of

Incorporation or By-Laws of Seller, (iii) either itself or with notice or lapse of time or both, violate, or be in conflict with, or constitute a default under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any material Lien upon any of the IGC-Advanced Superconductor Division Assets under, any material agreement or commitment relating to the Business to which Seller is a party or by which Seller is bound or to which any of the IGC-Advanced Superconductor Division Assets are subject and which is required to be listed on the Disclosure Schedule, except for (x) such violations, conflicts, defaults, terminations or accelerations which collectively would not reasonably be expected to have a Material Adverse Effect on the Business, the IGC-Advanced Superconductor Division Assets or the transactions contemplated hereby and (y) insurance contracts, or coverage of the IGC-Advanced Superconductor Division by such contracts, that will terminate on or about the Closing Date or (iv) violate any statute or law, or any judgment, decree, or order of any court or governmental agency or authority or any arbitration award, except such violations which collectively would not reasonably be expected to have a Material Adverse Effect on the conduct of the Business or on the transactions contemplated hereby.

         3.4 Financial Statements. An audit will be performed of a special purpose balance sheet and special purpose statement of operations of the IGC-Advanced Superconductor Division as of May 27, 2001 and for the year then ended. Such financial statements will include footnote disclosures related to intercompany receivables, net and significant accounting policies (revenue recognition, inventories, property, plant and equipment, patents, impairment of long lived assets, use of estimates and tax allocation methodologies) and significant non-cash expenses as of May 27, 2001 and for the year then ended. No statements of cash flows or divisional equity nor any other disclosures required by generally accepted accounting principles will be included. Such audit will be completed by PricewaterhouseCoopers LLP (Albany Office). Such audited financial statements will comprise the 2001 Financial Statements. Seller will promptly hereafter deliver to Buyer the 2001 Financial Statements. Such financial statements will present fairly, in all material respects, the financial position of the Business as of the dates thereof and for the respective periods then ended, and, subject to the foregoing provisions of this Section 3.4, will be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby.

         3.5 Interim Operations.


                  (a) Since the date of the 2001 Financial Statements, the Business has been conducted in the Ordinary Course of Business, and there has not been:

                           (i) Any damage, destruction, loss or forfeiture
(whether or not covered by insurance) adversely affecting any property or asset of the IGC-Advanced Superconductor Division, the IGC-Advanced Superconductor Division Assets or the Business which damage, destruction, loss or forfeiture has had or would reasonably be expected to have a Material Adverse Effect;

                           (ii) Any material increase in the compensation or
benefits (including bonuses) payable or to become payable by Seller, with respect to the IGC-Advanced Superconductor Division, to any of its directors, officers, employees or agents, other than increases in the Ordinary Course of Business;

                           (iii) Any contractual commitment by Seller, other
than as provided in this Agreement or arising in the Ordinary Course of the Business, relating to any material property or asset of the IGC-Advanced Superconductor Division, the IGC-Advanced Superconductor Division Assets or the Business;

                           (iv) Any material transaction with respect to the
IGC-Advanced Superconductor Division, the IGC-Advanced Superconductor Division Assets or the Business, other than at arm's length, between Seller and any shareholder, director, officer or affiliate of Seller, except for administrative services provided by Seller or its Affiliates consistent with past practice, including, without limitation, accounting, clerical, computer and data processing, human resource, legal, risk management, and other support services, and except as set forth in Section 3.5(iv) of the Disclosure Schedule;

                           (v) Any waiver or surrender by Seller, with respect
to the IGC-Advanced Superconductor Division, the IGC-Advanced Superconductor Division Assets or the Business, of any material right or property other than for fair consideration in the Ordinary Course of Business;

                           (vi) Any change in the manner in which the
IGC-Advanced Superconductor Division purchases, manufactures, distributes or sells its products or services which has had or would reasonably be expected to have a Material Adverse Effect;

                           (vii) Any material change in any accounting
assumptions, methods, procedures or practices of the IGC-Advanced Superconductor Division;

                           (viii) Any written or oral notice received by Seller
from any of the ten largest suppliers to the IGC-Advanced Superconductor Division during the three-year period ending May 27, 2001 in terms of annual dollar volume of purchases, indicating the intention of such supplier (A) to impose an increase in prices for materials or services by more than ten percent (10%), (B) to impose a product allocation or purchase quota or (C) to curtail, suspend or terminate its business relationship with Seller, provided, that such materials or services are not generally available on substantially similar terms and conditions from alternative sources of supply; or

                           (ix) Other than as reflected in the 2001 Financial
Statements, any written or oral notice received by Seller from any customer accounting for, on average, more than five percent (5%) of the sales of the IGC-Advanced Superconductor Division in the three-year period ending May 28, 2000 indicating any intention to curtail, suspend or terminate such customer's business relationship constituting or likely to cause a loss of sales volume (when compared with the sales volume of the IGC-Advanced Superconductor Division for the fiscal year ended May 28, 2000), in excess of the greater of ten percent (10%) of the sales of the IGC-Advanced Superconductor Division or $1,000,000.

         3.6 Title to Properties; Encumbrances; Completeness of Assets.


                  (a) Seller has good title to the IGC-Advanced Superconductor Division Assets, free and clear of Liens, except for Permitted Liens.

                  (b) The IGC-Advanced Superconductor Division Assets constitute all of the assets and rights necessary for the operation of the Business as it is currently being conducted, and as conducted on the Closing Date. Except as set forth on Section 3.6(b) of the Disclosure Schedule, no material amount of the IGC-Advanced Superconductor Division Assets are held on consignment, nor is any material amount of the IGC-Advanced Superconductor Division Assets in the possession of others (other than (i) machinery or equipment in the possession of others for repair or modification or in the possession of customers on a trial basis, (ii) Inventory supplied to [General Electric] and warehoused in Florence, South Carolina and (iii) Inventory in the possession of subcontractors for processing in the Ordinary Course of Business).

         3.7 Compliance with Laws; Licenses; Permits.

                  (a) The IGC-Advanced Superconductor Division has been and is being operated in compliance with all applicable laws, except for such violations of laws, if any, which have not had or would not have a Material Adverse Effect.

                  (b) Seller has all permits, licenses, approvals and other authorizations of governmental authorities which are required under applicable law to conduct the Business as it has been conducted to date, except where the failure to have such permits, licenses, approvals or authorizations have not had or would not have a Material Adverse Effect.

                  (c) The representations and warranties set forth in this
Section 3.7 do not extend to compliance with environmental laws, which is the subject of the separate representations and warranties set forth in Section 3.12.

         3.8 Patents, Trademarks, Trade Names, Etc.

                  (a) Section 3.8 of the Disclosure Schedule lists (a) all patents and patent applications owned by or licensed to Seller that relate to the Business or the IGC-Advanced Superconductor Division Assets (the "IGC-Advanced Superconductor Patents"), (b) all trademarks and trade names, and applications and registrations therefor owned by or licensed to Seller, that relate to the Business or the IGC-Advanced Superconductor Division Assets (the "IGC-Advanced Superconductor Marks"), (c) all copyrights, copyright registrations and applications therefor that relate to the Business the IGC-Advanced Superconductor Division Assets, (the "IGC-Advanced Superconductor Copyrights"), (d) all agreements relating to the IGC-Advanced Superconductor Patents, the IGC-Advanced Superconductor Marks and the IGC-Advanced Superconductor Copyrights and (e) with respect to those IGC-Advanced Superconductor Marks and IGC-Advanced Superconductor Copyrights registered or for which registration applications have been made, the country, number and date of registration or registration application.

                  (b) All of the IGC-Advanced Superconductor Patents, the IGC-Advanced Superconductor Marks and the IGC-Advanced Superconductor Copyrights are owned by Seller or are licensed to Seller pursuant to a license or agreement included in the IGC-Advanced Superconductor Division Assets.

                  (c) Seller has the exclusive right to use, with respect to the Business, all IGC-Advanced Superconductor Copyrights owned by Seller and, to Seller's Knowledge, all IGC-Advanced Superconductor Copyrights licensed to Seller, all IGC-Advanced Superconductor Patents which are issued patents and all IGC-Advanced Superconductor Marks which are registered trademarks in the countries in which registered and on the products for which registered.

                  (d) No claims have been made in writing to Seller and are pending or are, to Seller's Knowledge, currently threatened against Seller alleging that any patents, trademarks, trade names or copyrights that have been used or are used by the IGC-Advanced Superconductor Division or products, made, used or sold in the Business are being used in violation of patents, trademarks, trade names, copyrights or other intellectual property rights of any other person.

                  (e) Seller has not granted any license to any person with respect to the IGC-Advanced Superconductor Patents, IGC-Advanced Superconductor Marks, IGC-Advanced Superconductor Copyrights or the IGC-Advanced Superconductor Intellectual Property.

                  (f) To Seller's Knowledge, no person is infringing any of the IGC-Advanced Superconductor Patents that are issued patents, the IGC-Advanced Superconductor Marks or the IGC-Advanced Superconductor Copyrights.

         3.9 Contracts and Commitments. Section 3.9 of the Disclosure Schedule includes a list of all:


                  (a) leases, agreements, contracts, commitments or restrictions of Seller that relate to the IGC-Advanced Superconductor Division, IGC-Advanced Superconductor Division Assets or the Business that require payments in excess of $100,000 per annum or, if payments are not required on a per month or per annum basis, $250,000 in the aggregate and that are not cancelable by Seller on notice of 90 days or less or without material liability, penalty or premium;

                  (b) sales, distribution or dealership contracts of Seller that relate to the IGC-Advanced Superconductor Division, IGC-Advanced Superconductor Division Assets or the Business and that are not cancelable by Seller on notice of 90 days or less or without liability, penalty or premium and which involve payments of $100,000 per annum or more in any such instance, or $250,000 in the aggregate as to all such instances;

                  (c) written employment agreements or other written agreements with employees of Seller that relate to the IGC-Advanced Superconductor Division, IGC-Advanced Superconductor Division Assets or the Business that are not cancelable at will, or that contain any severance or termination pay liabilities or obligations;

                  (d) collective bargaining or union contracts or agreements of Seller that relate to the IGC-Advanced Superconductor Division;

                  (e) non-competition or other similar restrictive agreements between Seller and any third party that restrict the IGC-Advanced Superconductor Division, IGC-Advanced Superconductor Division Assets or the Business;

                  (f) debt obligations of Seller that are material to the IGC-Advanced Superconductor Division including, but not limited to, lease-purchase arrangements, guarantees, agreements to purchase goods or services (other than raw materials, operating supplies, and other inventory and property purchased in the ordinary course of Business) or to supply funds or make investments or other undertakings on which others rely in extending credit, conditional sales contracts, chattel mortgages, trust deeds, hypothecations, pledges, assignments of receivables, equipment lease agreements or other security arrangements with respect to personal or movable property having a value equivalent to, or providing for payments of, $100,000 per annum or more in any such instance, or $250,000 in the aggregate as to all such instances;

                  (g) leases, agreements, contracts and commitments between Seller or any of its Affiliates and the IGC-Advanced Superconductor Division, other than intercompany transactions in the Ordinary Course of Business on customary intercompany terms and conditions;

                  (h) license agreements as to which Seller is either licensor or licensee that relate to the IGC-Advanced Superconductor Division including any payments required by Seller in excess of $100,000 per annum;

                  (i) material profit-sharing or joint venture agreements that relate to the IGC-Advanced Superconductor Division;

                  (j) material revocable or irrevocable powers of attorney or proxies granted to any person for any purpose whatsoever that relate to the IGC-Advanced Superconductor Division and that by their terms will survive the Closing other than powers and proxies given to customs and freight agents in the ordinary course;

                  (k) agreements involving any remaining or unsatisfied obligation of the IGC-Advanced Superconductor Division, IGC-Advanced Superconductor Division Assets or the Business (or the Seller with respect to any of the foregoing) to make capital expenditures (whether through the purchase of real or personal property or otherwise) involving $250,000 or more in the case of any one contract or offer, or $500,000 in the aggregate as to all such contracts or offers; or

                  (l) raw material purchase agreements or commitments for materials, supplies, component parts, or other items of inventory in quantities which are (x) materially in excess of the estimated requirements of the IGC-Advanced Superconductor Division during the ninety (90) day period following the Closing Date, or are at a price materially in excess of the current reasonable market price or (y) provide for payments of $100,000 per annum or more in any such instance, or $250,000 in the aggregate as to all such instances.

The contracts and commitments described in clauses (a) through (l) are referred to as the "Designated Contracts."

         3.10 Agreements Not in Default. Copies of all Designated Contracts referred to in Section 3.9 of the Disclosure Schedule have been heretofore made available to Buyer. All such Designated Contracts are in full force and effect and Seller is not in default under any such Designated Contract, and the Seller has complied with all material provisions of such contracts without receipt of any notices to that effect. To Seller's Knowledge, no other party to any such Designated Contract is in material default thereunder.

         3.11 Litigation. There is no action, suit, inquiry, proceeding or investigation by or before any governmental agency or authority or any action, suit or proceeding by or on behalf of any third party pending or, to Seller's Knowledge, threatened against or involving the IGC-Advanced Superconductor Division, the IGC-Advanced Superconductor Division Assets or the Business which if adversely determined would reasonably be expected to have a Material Adverse Effect on the IGC-Advanced Superconductor Division, the IGC-Advanced Superconductor Division Assets or the Business or which questions or challenges the validity of this Agreement or any action taken or to be taken by Seller pursuant to this Agreement or in connection with the transactions contemplated hereby. Seller is not subject to any judgment, order or decree entered in any lawsuit or proceeding which has had or would reasonably be expected to have a Material Adverse Effect on the IGC-Advanced Superconductor Division, the IGC-Advanced Superconductor Division Assets or the Business or the consummation of the transactions contemplated hereby.

         3.12 Environmental Protection.

                  (a) To Seller's Knowledge, Seller with respect to the IGC-Advanced Superconductor Division Assets presently has all permits, licenses and other authorizations which are required under all applicable Environmental Laws, except where the failure to have such permits, licenses or authorizations has not had or would not reasonably be expected to have a Material Adverse Effect. Such permits, licenses and authorizations are identified on Section 3.12 of the Disclosure Schedule.

                  (b) Except as set forth in Schedule 3.12 of the Disclosure Schedule, to Seller's Knowledge, there have been no Releases of any Hazardous Substances (as such terms are defined below) on, at or from the Locations which through soil, subsoil, bedrock, surface water or groundwater migration would impact the Locations in violation of applicable Environmental Laws

                  (c) To Seller's Knowledge, Seller has conducted the Business in compliance with all applicable Environmental Laws, except for any non-compliance that has not had or would not reasonably be expected to have a Material Adverse Effect on the Business.

                  (d) Except as set forth in Schedule 3.12 of the Disclosure Schedule, to Seller's Knowledge, Seller, with respect to the IGC-Advanced Superconductor Division Assets, has not received any notice, demand, complaint, order, action, information, or subpoena from any governmental entity or other non-governmental person, including without limitation, any operator, tenant, subtenant, licensee or occupant of the Locations (which has not been fully cured or corrected on or before the date hereof) alleging that Seller is in violation of any Environmental Laws, advising Seller that it is responsible or potentially responsible for response costs or remediation with respect to a Release of any Hazardous Substance or alleging that there has been a Release or the threat of a Release of any Hazardous Substance on, at or from the Locations.

                  (e) Except as set for the in Schedule 3.12 of the Disclosure Schedule, to Seller's Knowledge, there are no actions, suits, claims or proceedings, pending or, to Seller's Knowledge, threatened, which seek money damages, injunctive relief, remedial action or any other remedy which would reasonably be expected to cause the incursion of material expenses or costs and which arise out of, relate to or result from (i) a violation or alleged violation of any applicable Environmental Law or non-compliance or alleged non-compliance with any Environmental Permit, (ii) the presence of any Hazardous Substance or a Release or the threat of a Release of any Hazardous Substance on, at or from the Locations or (iii) human exposure to any Hazardous Substance, noises, vibrations or nuisances of whatever kind to the extent the same arise from the condition of the Location or is related to Seller's use or operation thereof.

                  (f) To Seller's Knowledge, there are no agreements, consent orders, decrees, judgments, license or permit conditions or other orders or directives issued to Seller (collectively and each respectively, "Governmental Orders") of any federal, state or local court, governmental agency or authority with jurisdiction relating to the past or present use or operation of the Locations which Governmental Orders require any change in the present condition of the Locations or any work, repairs, construction, containment, clean up, investigations, studies, removal or other remedial action ("Remediation") or capital expenditures relating to environmental conditions with respect to the Locations.

                  (g) Seller has given no release or waiver of liability that would waive or impair any claim based on any environmental condition to the current or a previous owner of the Locations or to any party who may be potentially responsible for the Locations and Seller has made no promises of indemnification regarding any environmental conditions of or related to the real properties to any party other than Buyer.

                  (h) As used in this Section 3.12, the following terms have the indicated meanings:

                  "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss. 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986, and regulations thereunder, as in effect on the date hereof.

                  "Disposal" (or "Disposed") has the meaning specified in RCRA, CERCLA or any other applicable Environmental Law or under the regulations promulgated under RCRA, CERCLA or any other applicable Environmental Law.

                  "Environment" has the meaning specified in CERCLA.

                  "Environmental Laws" means and includes any and all present federal, state or local laws, statutes, ordinances, rules, regulations, orders, judgments, decrees, concessions, grants, franchises, agreements, codes, restrictions, or determinations of any governmental authority regulating, relating to or imposing liability or standards of conduct concerning any Environmental matters now in effect, including, without limitation, the National Environmental Policy Act, the Clean Water Act, the Clean Air Act, CERCLA, the Federal Water Pollution Control Act, the Occupational Safety and Health Act of 1970, RCRA, the Hazardous Materials Transportation Act of 1975, the Safe Drinking Water Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, as amended by the Federal Environmental Pesticide Control Act of 1972 and by the Federal Pesticide Act of 1978, the Emergency Planning and Community Right-To-Know Act of 1986, the United States Environmental Protection Agency's Technical Standards and Corrective Action Requirements for Owners and Operators of Underground Storage Tanks, 40 C.F.R.
Part 280, The Atomic Energy Act of 1954, the Acid Precipitation Act of 1980, the Low-Level Radioactive Waste Policy Act, the Nuclear Waste Policy Act of 1982, the Solid Waste Disposal Act, or any other so-called "Superfund" or "Superlien" law, State Superfund Law, Air Pollution Control Laws, Hazardous Substance Labeling Law, Hazardous Waste Management Act, Clean Waters Act, Water Management Act, Sanitary Code, Pesticide Control Act, Hazardous Substance Disclosure by Employers Act, Toxic Use Reduction Act, and Wetlands Protection Act, as well as any comparable or similar environmental laws (whether state or federal) and any rule, regulation, law or ordinance (whether local, state or federal) governing the generation and disposal of medical waste, together with all amendments presently in effect, and all rules and regulations presently in effect, under or with respect to any or all of the foregoing laws.

                  "Environmental Permits" means all permits, licenses, approvals, authorizations, consents or registrations required by any applicable Environmental Law in connection with the ownership, use and/or operation of the Locations and the facilities located thereon for the storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances.

                  "Hazardous Substances" has the meaning specified in CERCLA and RCRA, and also includes any and all substances defined as "hazardous wastes," "hazardous substances," "hazardous chemicals," "toxic substances," "pollutant," "contaminant," "source material," "special nuclear material," and "by-product material" in any Environmental Law, and in addition shall include polychlorinated biphenyls, asbestos, radioactive materials, urea formaldehyde, natural gas, synthetic gas, radon gas, petroleum and crude oil and any fraction thereof.

                  "RCRA" means the Resource Conservation and Recovery Act of 1976, 42 U.S.C.ss.6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984, and regulations thereunder.

                  "Release" has the meaning specified in CERCLA or any other applicable Environmental Law.

                  (i) Seller has provided Buyer with all quality sampling reports required by the General Permit for minor tumbling or washing of parts waste water that Seller has received since June 1, 2001.

The representations and warranties given pursuant to this Section 3.12 are the only representations and warranties of Seller with respect to Environmental matters.

         3.13 Labor Matters. There is no material unfair labor practice charge or complaint or charge of discrimination pending or, to Seller's Knowledge, threatened to be instituted against Seller with respect to the IGC-Advanced Superconductor Division or, to Seller's Knowledge, against any employee who has been employed by or rendered services in respect of the Business relating to such employment or services, and there is no material labor strike, dispute, slowdown, stoppage or other labor difficulty involving concerted activity by any significant number of employees that is actually pending or, to the Knowledge of Seller, threatened against or affecting Seller with respect to the IGC-Advanced Superconductor Division or the Business. Since May 27, 2001, no labor organization (other than the Union) has notified either the IGC-Advanced Superconductor Division or Seller claiming to represent any or all of the IGC-Advanced Superconductor Division Employees for collective bargaining purposes and there are no pending labor negotiations with any such labor organization. No Employee who, for the fiscal year ended May 27, 2001, was compensated at an annual rate of $100,000 or more has notified Seller of his intention to terminate his employment with the IGC-Advanced Superconductor Division following the Closing Date.

         3.14 Taxes.

                  (a) All material Tax Returns required to have been filed, to the extent relevant to the IGC-Advanced Superconductor Division, the IGC-Advanced Superconductor Division Assets or the Business by Seller with any Tax Authority have been duly filed. All Taxes shown on such Returns, which are currently due and payable, have been paid.

                  (b) Seller (i) is not a party to any agreement extending the time within which to file any Tax Return which could affect the IGC-Advanced Superconductor Division, the IGC-Advanced Superconductor Division Assets or the Business and (ii) has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency which could affect the IGC-Advanced Superconductor Division, the IGC-Advanced Superconductor Division Assets or the Business.

                  (c) There is no dispute or claim concerning any material Tax liability, to the extent relevant to the IGC-Advanced Superconductor Division, the IGC-Advanced Superconductor Division Assets or the Business either (i) claimed or raised by any Tax Authority in writing or (ii) otherwise known to Seller.

         3.15 Product Warranties. No person (including, without limitation, any governmental agency) has asserted any claim which has had or could have a Material Adverse Effect relating to any product safety or product liability warranty or guaranty with respect to any service performed or product manufactured, installed, repaired or sold by the IGC-Advanced Superconductor Division. A copy of each standard product or service warranty with respect to any product sold or service provided by the IGC-Advanced Superconductor Division has heretofore been made available to Buyer. Seller has not been required to file any notice or other report with, or provide information to, any product safety agency, commission, board or other governmental authority concerning actual or potential hazards with respect to any product manufactured by the IGC-Advanced Superconductor Division other than routine filings required of all manufacturers similarly situated.

         3.16 Computer Software. All of the computer software used by or for Seller with respect to the Business (the "Software") is either (a) owned by Seller free and clear of any and all Liens, other than Permitted Liens or (b) used by Seller pursuant to a license granted to Seller by a third party pursuant to the terms of such license and, except as indicated on Section 3.16 of the Disclosure Schedule, each such license and all related rights assigned to Buyer pursuant to Section 2.1 hereof are assignable to Buyer hereunder.

         3.17 Government Contracts. Section 3.17 of the Disclosure Schedule sets forth a true, correct and complete list of all pending or uncompleted contracts or other agreements between the IGC-Advanced Superconductor Division and the United States Government, or any state, local or foreign government, or any instrumentality of any of them. Seller has not been barred or is otherwise restricted from bidding upon, entering into or otherwise performing under any such contract or agreement, either as prime contractor, subcontractor or in any other capacity, and no such action is pending or, to Seller's Knowledge, threatened. To Seller's Knowledge, there is no dispute or unresolved claim regarding the amount to which Seller is entitled under any government contract. All such government contracts are in full force and effect and Seller is not in default under any of the foregoing except for such defaults, if any, which have not had or would not reasonably expected to have a Material Adverse Effect. To Seller's Knowledge, no other party to any such government contracts is in default. To Seller's Knowledge, no government contract, or other element of the Business requires any person affiliated with the Seller to have U.S. government classified information clearance.

         3.18 Real Property and Real Estate Leaseholds. Section 3.18 of the Disclosure Schedule sets forth a correct list of all leasehold interests in real property held by Seller that are used or held for use by, material to, and relating to the IGC-Advanced Superconductor Division. Such leaseholds have not expired and Seller is not, nor to Seller's Knowledge is any other party to such leaseholds, in default under such leaseholds, except for such defaults, if any, that have not had or would not reasonably be expected to have a Material Adverse Effect on the Business. Such leaseholds constitute the only real property used or held for use by Seller, material to, and relating to the IGC-Advanced Superconductor Division (the "Locations"). The Seller owns no real properties that are used or held for use by, and are material to the IGC-Advanced Superconductor Division.

         3.19 Brokers and Finders. Neither Seller nor any of its Affiliates has employed any broker or finder or incurred any liability for any brokerage fee, commission or finders' fee in connection with the transactions contemplated by this Agreement.

         3.20 (***). (***)

Section 4.        Representations and Warranties of Parent or Buyer.
                  --------------------------------------------------

                  Each of Parent and Buyer jointly and severally represents and warrants to Seller as follows:

         4.1 Corporate Organization; Etc. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of Finland. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Each of Parent and Buyer has all requisite authority to conduct its business as it is now being conducted and to acquire, own, lease and operate the IGC-Advanced Superconductor Assets.

         4.2 Authorization, Etc. Each of Parent and Buyer has all requisite authority and corporate power to execute and deliver this Agreement, the Supply Agreement, the Escrow Agreement and the Note, to carry out the transactions contemplated hereby and thereby and to own, lease and operate the IGC-Advanced Superconductor Division Assets and to conduct the Business. The execution and delivery of this Agreement, the Supply Agreement, the Escrow Agreement and the Note and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of each of Parent and Buyer and no other corporate proceedings are necessary to authorize the execution and delivery of this Agreement, the Supply Agreement, the Escrow Agreement and the Note or the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and each of the Supply Agreement, the Escrow Agreement and the Note will be, duly and validly executed and delivered by Parent and Buyer and constitutes, or will constitute, a valid and binding agreement of Parent and Buyer, enforceable against Parent and Buyer in accordance with its terms, except that (a) rights to indemnification may be limited by law (including rules and regulations promulgated thereunder) or

(***) The omitted information has been filed separately with the Commission and is the subject of a confidential treatment request.

public policy, (b) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or other similar laws now or hereafter in effect relating to creditors' rights generally and (c) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         4.3 No Violation. Neither the execution and delivery of this Agreement, the Supply Agreement, the Escrow Agreement or the Note nor the consummation of the transactions contemplated hereby or thereby will (i) except with respect to routine filings necessary to transfer permits, approvals and qualifications included among the IGC-Advanced Superconductor Division Assets, require Parent or Buyer to file or register with, or obtain any permit, authorization, consent or approval of, any governmental agency or authority, (ii) violate the Certificate of Incorporation or By-Laws (or equivalent documents) of Parent or Buyer, (iii) either itself or with notice or lapse of time or both, violate, or be in conflict with, or constitute a default under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any Lien upon any property or assets of Parent or Buyer under, any agreement or commitment to which Buyer is a party or by which Parent or Buyer is bound, or to which the property of Parent or Buyer is subject, except such violations, conflicts, defaults, terminations or accelerations which have not had or would not reasonably be expected to have a Material Adverse Effect on Parent or Buyer or the transactions contemplated hereby or (iv) violate any statute or law, or any judgment, decree or order of any court or governmental agency or authority or any arbitration award.

         4.4 Brokers and Finders. Neither Parent, Buyer nor any of their Affiliates has employed any broker or finder or incurred any liability for any brokerage fee, commission or finders' fee in connection with the transactions contemplated by this Agreement.

         4.5 Sufficient Funds. Buyer will have as of the Closing Date sufficient funds on hand to enable Buyer to pay the Purchase Price and all other amounts payable by it pursuant to this Agreement.

Section 5.       Covenants of the Parties.
                 -------------------------

         5.1 Access. Prior to the Closing Date, Seller shall afford to Buyer and its counsel, accountants and other representatives reasonable access, upon reasonable advance request and during regular business hours, to the books and records of Seller with respect to the IGC-Advanced Superconductor Division in order that Buyer may have full opportunity to make such investigations as it shall desire to make of the IGC-Advanced Superconductor Division Assets and the Business. Any investigation made by Buyer or its counsel, accountants and other representatives shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of Seller.

         5.2 Consents, Etc.

                  (a) Each of the parties hereto shall use reasonable efforts to obtain by the Closing Date all consents of all third parties and governmental agencies and authorities necessary to the consummation of the transactions contemplated hereby (including the transactions contemplated by Section 6 hereof) and will provide to the other parties copies of each such consent promptly after it is obtained.

                  (b) This Agreement shall not be construed to be an assignment of any contract which by its terms may not be assigned without the consent of any other party thereto. If after Seller and Buyer have attempted to obtain the consent of any such other party to such contract, such consent shall not have been obtained at or prior to the Closing, or an attempted assignment thereof at the Closing would be ineffective or would affect the rights of Seller thereunder, Seller will cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits under any such contract or agreement for a period not to exceed one year following the Closing Date, including the enforcement, at the cost and for the benefit of Buyer, of any and all rights of Seller against such other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If any such arrangement should constitute a default by Seller under any such contract or agreement, Parent and Buyer jointly and severely will indemnify and hold Seller harmless from any liability therefor.

         5.3 Filings. Each of Buyer and Seller will make or cause to be made all filings and submissions under the laws of the United States or any state, local or foreign jurisdiction to the extent that such filings are required to be made by each such party and are necessary to consummate the transactions contemplated hereby. Each party will furnish to the other party such necessary information and reasonable assistance as such other party may request in connection with its preparation of necessary filings or submissions to any governmental agency or authority.

         5.4 Connecticut Transfer Act. Seller shall comply with and assume responsibility under the Connecticut Hazardous Waste Establishment Transfer Act, Conn. Gen. Stat.ss.22a-134a et seq., including, without limitation, providing the certification required byss.22a-134a, paying all required filing fees and performing any and all investigation, remediation, clean up and/or removal activities required by the Connecticut Department of Environmental Protection or any other governmental authority, provided, however, that notwithstanding the foregoing, Seller have no responsibility for remediation, clean up and/or removal activities relating to Releases of Hazardous Substances not caused by Seller's operations pursuant to this Section 5.4.

         5.5 Covenants to Satisfy Conditions. Upon the terms and subject to the conditions set forth herein, Seller will use its reasonable efforts to ensure that the conditions set forth in Section 9 hereof are satisfied, insofar as such matters are within the control of Seller, and each of Parent and Buyer will use its reasonable efforts to ensure that the conditions set forth in Section 10 hereof are satisfied, insofar as such matters are within the control of Parent or Buyer.

         5.6 Confidentiality; Employees.

                  (a) Each party will hold and will cause its Affiliates, consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or in making any filings with governmental agencies or authorities with respect to the transactions contemplated hereby or, in the opinion of its counsel, by other requirements of law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) previously known by the party to which it was furnished, (ii) in the public domain through no fault of such party, or (iii) later lawfully acquired from other sources by the party to which it was furnished), and each party will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who need to know such information in connection with this Agreement. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained except to the extent such information comes into the public domain through no fault of the party required to hold it in confidence, and such information shall not be used to the detriment of the other party and all such documents (including copies thereof) shall be returned to the other party immediately upon the written request of such other party.

                  (b) For a period consisting of the longer of (A) three years following the date hereof and (B) the term of the Supply Agreement, but in no event longer than six years from the date hereof, (i) except for those Employees set forth on Exhibit C and except for Transferred Employees, neither Parent, Buyer nor any of their Affiliates will, directly or indirectly, initiate contact with or engage in discussions with any employee of Seller or any of its

Affiliates in order to induce such employee to leave the employ of Seller or such Affiliate or work for Parent or Buyer or any of their Affiliates and (ii) neither Seller nor any of its Affiliates will, directly or indirectly, initiate contact with or engage in discussions with any employee of the Business being purchased by the Buyer hereunder to leave the employ of Buyer or work for Seller or any of its Affiliates.

         5.7 Publicity. None of Seller, Parent or Buyer, or any of their respective Affiliates, representatives or agents shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public without affording Parent or Buyer, or Seller, as the case may be, the opportunity to comment upon such announcement or written statement prior to the release thereof. The foregoing restriction shall not apply, however, to any announcement or written statement that is, in the opinion of counsel to the party making such announcement or statement, required to be made by law or the regulations of any governmental agency or authority or any stock exchange and which cannot be made in a timely manner if the restriction set forth in the prior sentence is complied with; provided, however, that the party required to make such announcement or issue such written statement shall, whenever practicable, consult with the other party concerning the timing and content of such announcement or written statement before such announcement or written statement is made or issued.

         5.8 Conduct of the IGC-Advanced Superconductor Division Pending the Closing. Pending the Closing, and except as disclosed in Section 5.8 of the Disclosure Schedule, otherwise contemplated by this Agreement, or otherwise consented to or approved by Buyer, Seller agrees that:

                  (a) Ordinary Course of Business. Seller will conduct the Business in the Ordinary Course of Business and use all reasonable efforts to preserve intact the Business organization of the IGC-Advanced Superconductor Division, to keep available the services of officers and employees and to maintain satisfactory relationships with suppliers, distributors, sales representatives, customers and others having economically viable business relationships with the IGC-Advanced Superconductor Division.

                  (b) Certain Changes. Without the consent of Buyer (which shall not be unreasonably withheld or delayed), with respect to the IGC-Advanced Superconductor Division, the IGC-Advanced Superconductor Division Assets or the Business, Seller will not:

                           (i) waive any material claims or rights, sell,
transfer, or otherwise dispose of any of its properties or assets, amend or terminate any Designated Contract listed in Section 3.9 of the Disclosure Schedule, submit the IGC-Advanced Superconductor Assets to any Lien (other than a Permitted Lien), or enter into any new agreement which would be required to be disclosed on the Disclosure Schedule, except in the Ordinary Course of Business or as described in Section 5.8 of the Disclosure Schedule;

                           (ii) except for any contracts, purchase or sale
orders, or other commitments relating to (A) remediation or partial remediation of the Locations in accordance with the Remediation Standard Regulations, Sections 22a-133k and 22a-133Q of the Regulations of Connecticut State Agencies
(RCSA) to facilitate transfer of the Advance Superconductor Division Assets and the Business in accordance with the Connecticut Hazardous Waste Establishment Transfer Act, Conn. Gen. Stat. ss. 22a-134a et seq. and (B) repair of the bathroom facilities (including addressing the improper exhausting thereof) at the Location, enter into or agree to enter into any contract, or make or agree upon any contract, purchase or sale order, or other commitment requiring a capital expenditure in excess of $50,000 or more in the case of any one contract, order or commitment of $100,000 or more in the aggregate as to all such contracts, orders or commitments;

                           (iii) enter into or agree to enter into any contract,
or make or agree upon any contract, purchase or sale order, or other commitment in excess of (x) $100,000, if the IGC-Advanced Superconductor Division is the seller of goods or provider of services, except for sales of goods and services in the Ordinary Course of Business on customary terms and conditions, or (y) $100,000, if the IGC-Advanced Superconductor Division is the purchaser of goods or services, except for contracts and sale orders in respect of which bids or proposals have been submitted by the IGC-Advanced Superconductor Division prior to the date hereof;

                           (iv) enter into or agree to enter into any lease or
similar arrangement having a duration of one year or more which requires payments in excess of $100,000 per month or as described in Section 5.8 of the Disclosure Schedule;

                           (v) change, in any material respect, any
representations or warranties made with respect to, or marketing methods in connection with, any products;

                           (vi) enter into any customer supply contracts with
terms expiring more than 12 months after the Closing Date;

                           (vii) dispose of or license any IGC-Advanced
Superconductor Copyright, IGC-Advanced Superconductor Patent, IGC-Advanced Superconductor Mark or any of the IGC-Advanced Superconductor Intellectual Property;

                           (viii) increase in any material respect the
compensation or fringe benefits of any of its officers or management employees (other than increases in accordance with its customary compensation practices);

                           (ix) agree, whether in writing or otherwise, to do
any of the foregoing; except for actions required to be taken pursuant to the terms of existing agreements or by law; or

                           (x) initiate any litigation or arbitral process
related to the IGC-Advanced Superconductor Division, the IGC-Advanced Superconductor Division Assets or the Business.

         5.9 Covenants Not to Compete; Unrestricted Activities.

                  (a) Except as set forth in this Section 5.9 and on Section 5.9 of the Disclosure Schedule, until the later of (i) the fifth anniversary of the Closing Date or (ii) the end of the initial term (as defined in the Supply Agreement) of the Supply Agreement (the "Restricted Period"), neither Seller nor its Affiliates will design, manufacture, sell or distribute, or engage in, acquire or invest in (except as the holder of not more than five percent (5%) of the outstanding shares of an entity whose equity securities are listed on any national, regional or foreign securities exchange or reported by the National Association of Securities Dealers Automated Quotation System or any successor thereto or affiliate thereof) any business which is involved in the design, manufacture, sale or distribution of low temperature superconducting materials of a type similar to those manufactured and sold by the IGC-Advanced Superconductor Division in any country (the "Restricted Activities"); provided, however, that in the event that Seller shall acquire any corporation, or other entity or business or division, the operations of which include the design, manufacture, sale or distribution of low temperature superconducting materials of a type similar to those manufactured and sold by the IGC-Advanced Superconductor Division on the Closing Date ("Acquired Operations"), Seller shall, within 60 days of the acquisition thereof, notify Buyer in writing of such acquisition, and Buyer shall have a right of first negotiation for a period of 90 days after the giving of such notice (the "First Offer Period") to negotiate with Seller an agreement to purchase such Acquired Operations. During such First Offer Period, Seller may continue to conduct the Acquired Operations in the ordinary course of business. If, at the end of such First Offer Period, Buyer and Seller have not entered into a definitive agreement relating to the sale of the Acquired Operations to Buyer, Seller shall attempt to sell such Acquired Operations to a third party on commercially reasonable terms and shall be permitted to conduct the Acquired Operations until completion of any such sale. Seller should use all reasonable efforts to complete the sale of the Acquired Operations within one year following the First Offer Period, provided that such one year period shall be extended for such reasonable period as may be necessary to enable Seller to complete any negotiations with a third party pending at the end of such one year period and enable Seller to complete the sale of the Acquired Operations. Notwithstanding anything to the contrary herein, in no event may Seller acquire any corporation, or other entity or business or division during the Restricted Period for the primary purpose of acquiring operations which include the design, manufacture, sale or distribution of low temperature superconducting materials of a type similar to those manufactured and sold by the IGC-Advanced Superconductor Division on the Closing Date and in no event will Seller purchase products that are covered by the Supply Agreement from any entity which is or constitutes a division or subsidiary of Acquired Operations on terms that are materially more favorable than the terms upon which it purchases comparable products from Parent under the Supply Agreement. Nothing in this Agreement shall be deemed, directly or indirectly, to limit Seller's or any of its Affiliates' ability to engage, or to restrict or prevent, Seller or any of its Affiliates from engaging in, any business, operations or other activity currently being conducted by Seller or any of its Affiliates or in which Seller or any of its Affiliates intend or propose, or may subsequently determine, to engage in the future, other than the Restricted Activities. For purposes of the allocation required under Section 2.2(d), the parties agree that the consideration to be paid for the covenant set forth in this Section 5.9(a) shall be $100,000.

                  (b) The parties agree that the periods of time, geographical scope and other limitations provided for in this Section 5.9 are the minimum such terms necessary to protect Buyer, on the one hand, and Seller, on the other, in the use and employment of the goodwill and the Business of the IGC-Advanced Superconductor Division, on the one hand, and the goodwill and the businesses of Seller and its Affiliates, on the other. The parties further agree that damages may not adequately compensate in the event of the breach of any of the covenants contained in this Section 5.9. Accordingly, the parties agree that in the event of a breach of any of such covenants, injunctive relief may be sought (in an appropriate case) against the breaching party, upon due notice, in addition to such other remedies as may be available at law or in equity. To the extent any of such restrictive covenants are deemed unenforceable by virtue of their scope in terms of geographical area or length of time or otherwise, but may be enforceable by limitations thereon, the parties agree that the same shall be enforceable to the fullest extent permissible under the laws and public policies of the jurisdiction in which enforcement is sought. The covenants and restrictions set forth in this Section 5.9 may not be assigned, directly or indirectly, without the prior written consent of Buyer and Seller.

         5.10 Further Assurances. Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties to this Agreement agrees to use its commercially reasonable best efforts to take, or cause to be taken, all such necessary action, including without limitation the execution and delivery of such further instruments and documents as may be reasonably requested by any party for such purposes or otherwise to complete or perfect the transactions contemplated hereby.

         5.11 Post-Closing Cooperation.

                  (a) Following the Closing, Buyer will, at the expense of Seller, provide commercially reasonable assistance to Seller and its Affiliates in assembling data relating to the IGC-Advanced Superconductor Division necessary for the consolidated financial reports of Seller and its Affiliates for periods through the Closing Date or to respond to or defend claims, investigations, tax audits and other proceedings against Seller and its Affiliates relating to such periods. In addition, following the Closing each of the parties hereto agrees to make their respective employees available to the others at their usual place of employment, at no cost to the requesting party, for consultation at reasonable times upon reasonable notice with respect to any matters relating to or arising in connection with the transactions contemplated by this Agreement including, without limitation, the Assumed Liabilities and the Excluded Liabilities.

                  (b) Upon reasonable notice, Buyer shall grant Seller, its Affiliates and their counsel, accountants, engineers, consultants and other representatives or agents reasonable access to the books and records of Buyer with respect to the IGC-Advanced Superconductor Division and to the Locations after Closing to allow Seller to perform such investigation, remediation, post remediation monitoring, or natural attenuation monitoring as is necessary to complete remediation of the Locations in accordance with the provisions of the Remediation Standard Regulations, Sections 22a-133k and 22a-133Q of the Regulations of Connecticut State Agencies (RCSA) and the Connecticut Hazardous Waste Establishment Transfer Act, Conn. Gen. Stat. ss. 22a-134a et seq. Buyer shall cooperate with Seller during the performance of such investigation, remediation and monitoring and shall not interfere with Seller's performance of such activities.

                  (c) Without limiting the foregoing, in connection with any claims, investigations, tax audits and other proceedings relating to the IGC-Advanced Superconductor Division or the IGC-Advanced Superconductor Division Assets, each of the parties, on its own behalf and on behalf of its Affiliates, agrees upon the reasonable request of the other, to make available (i) such information and documents in its possession and (ii) its employees as may be reasonably required for consultation or as witnesses (without any charges except for reasonable out-of-pocket expenses, if any) in connection with the preparation for trial or arbitration, governmental investigation or other legal or administrative proceeding.

                  (d) Each of the parties agrees that, without the prior written consent of the other party, it will not enter into any agreement to settle litigation that would adversely affect the conduct of the business of the other party.

                  (e) Upon the reasonable request of Buyer following the Closing, Seller will, at the expense of Buyer, reasonably and lawfully cooperate with Buyer and its Affiliates in Buyer's negotiations with the collective bargaining agent of the Transferred Employees to the extent not inconsistent with the Collective Bargaining Agreement by introducing Buyer, in a mutually agreeable manner, at an initial meeting with the collective bargaining agent; provided, however, that if such collective bargaining agent of the Transferred Employees objects to Seller's involvement with Buyer's negotiations, Seller shall be under no further obligation to Buyer pursuant to this Section 5.11(e). Buyer shall indemnify and hold Seller harmless with respect to any charge, complaint, proceeding or litigation before the National Labor Relations Board, or any other court, tribunal or agency to which Seller is made a party, arising out of or relating to such involvement of Seller resulting from specific requests of Buyer.

         5.12 Taxes.

                  (a) Filing of IGC-Advanced Superconductor Returns; Payment of IGC-Advanced Superconductor Tax Liabilities.

                           (i) Seller shall file, or cause to be filed, all
IGC-Advanced Superconductor Returns relating exclusively to the Pre-Closing Period. Seller shall assist Buyer to the extent reasonably necessary for Buyer to file, or cause to be filed, all IGC-Advanced Superconductor Returns for all taxable periods that include, but end after, the Closing Date.

                           (ii) Except as otherwise provided in clause (iii)
below, Seller shall be responsible for the payment of, and shall indemnify, defend and hold Buyer harmless against, all IGC-Advanced Superconductor Tax Liabilities imposed with respect to the Pre-Closing Period. Except as otherwise provided in clause (iii) below, Buyer shall be responsible for the payment of, and Parent and Buyer shall indemnify, defend and hold Seller harmless against all IGC-Advanced Superconductor Tax Liabilities imposed with respect to the Post-Closing Period. IGC-Advanced Superconductor Tax Liabilities for periods including (but not ending on) the Closing Date shall be apportioned between the Pre-Closing Period and the Post-Closing Period on a per-day pro rata basis.

                           (iii) Each party shall pay all sales, use, transfer,
real property transfer, recording, gains (other than Income Taxes), stock transfer and other similar taxes and fees (collectively, "Transfer Taxes") arising out of or in connection with the transactions effected pursuant to this Agreement imposed on such party under applicable law. Buyer shall file all necessary documentation and Returns with respect to such Transfer Taxes. Seller shall provide Buyer with such cooperation as Buyer may reasonably request in connection with the preparation and filing of such Returns.

                  (b) Tax Audits. Seller shall be entitled to control any Tax audit or similar proceeding relating to the IGC-Advanced Superconductor Division for the Pre-Closing Period. Buyer shall be entitled to control any Tax audit or similar proceeding relating to the IGC-Advanced Superconductor Division for the Post-Closing Period. Seller and Buyer shall control jointly any Tax audit or similar proceeding relating to the IGC-Advanced Superconductor Division for a taxable period that includes both a portion of the Pre-Closing Period and a portion of the Post-Closing Period.

                  (c) Refunds of Taxes; Carryovers and Related Matters. Seller shall be entitled to all refunds of any IGC-Advanced Superconductor Tax Liability with respect to the Pre-Closing Period. Buyer shall be entitled to all refunds of any IGC-Advanced Superconductor Tax Liability with respect to the Post-Closing Period. A party receiving a refund of Taxes to which another party is entitled shall pay the amount to which such other party is entitled within five days after the receipt of the refund. For purposes of this Section, a refund of Taxes for the Pre-Closing Period shall include a reduction in real property Taxes in the Post-Closing Period to the extent attributable to a Tax that was paid in the Pre-Closing Period.

         5.13 Cooperation and Exchange of Information. Each party hereto shall, and shall cause its Affiliates to, provide to each of the other parties hereto such cooperation and information as any of them reasonably may request in filing any Tax Return, amended Return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant workpapers, relevant documents relating to rulings or other determinations by Tax Authorities and relevant records concerning the ownership and Tax basis of property, which any such party may possess. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided. Subject to the preceding sentence, each party required to file Returns pursuant to Section 5.12 shall bear all costs of filing such Returns.

         5.14 Disclosure Supplements. From time to time prior to the Closing Date, Seller shall promptly supplement or amend the Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or which is necessary to correct any material information in the Disclosure Schedule or any representation or warranty of Seller which has been rendered inaccurate thereby.

         5.15 Performance of Buyer. Parent shall cause Buyer to perform each of its covenants and obligations under this Agreement in accordance with the terms of this Agreement.

Section 6.        Separation of the IGC-Advanced Superconductor Division from
                  Seller.
                  -----------------------------------------------------------

         6.1 General. Seller and Buyer expressly agree that Seller shall use its commercially reasonable efforts to take all actions necessary prior to the Closing to separate the businesses, assets and operations of the IGC-Advanced Superconductor Division from the other businesses, assets and operations of Seller, including, without limitation, those actions specified in this Section 6.

         6.2 Guaranties and Other Commitments.

                  (a) At the Closing, Buyer shall assume, and Parent and Buyer shall jointly and severally indemnify, defend and hold harmless, in accordance with Section 11.2 hereof, Seller and its Affiliates from and against, the obligations under the surety bond relating to the LHC/CERN Contract described in
Section 6.2 of the Disclosure Schedule (the "LHC/CERN Surety Bond"). Prior to the Closing, Buyer and Seller shall use commercially reasonable efforts to cause Seller and its Affiliates to be unconditionally released from any and all obligations for or liabilities under the LHC/CERN Surety Bond.

                  (b) If Seller and its Affiliates are not so released, Buyer shall secure Seller's and its Affiliates' obligations to the surety party under the LHC/CERN Surety Bond with a standby irrevocable letter of credit securing the total cost of the repayment of such obligation.

                  (c) At Closing, Buyer or an Affiliate of Buyer having a net worth of at least $40,000,000 shall assume all obligations of Seller under the Lease in such a manner that results in the full and complete release of all obligations of Seller under the Lease.

         6.3 Books and Records. Seller will deliver or cause to be delivered to Buyer at or prior to the Closing all of Seller's books and records relating to the IGC-Advanced Superconductor Division, provided, however, that Seller or any of its Affiliates may retain certain books and records which relate to or involve (i) businesses or operations conducted by Seller other than the Business, (ii) Tax matters or (iii) are required by law to be kept by Seller or any of its Affiliates (the "Retained Records"). Seller will deliver or cause to be delivered to Buyer copies of those portions of the Retained Records that relate to the IGC-Advanced Superconductor Division.

         6.4 Use of "IGC-Advanced Superconductor" Name. From and promptly after the Closing, Buyer shall not use and shall take all actions necessary to prevent any Affiliate of Buyer from using the name IGC-Advanced Superconductor and any derivatives thereof, and any associated logos, designs or marks, in the conduct of its business. Notwithstanding the foregoing, Buyer, in the conduct of the Business, may continue to sell any products in inventory which contain the name IGC-Advanced Superconductor or any derivatives thereof, and any associated logos, designs or marks, for the period from the Closing Date until the earlier of six months after the Closing or exhaustion of such products.

Section 7.        Certain Employment Matters.
                  --------------------------

         7.1 Employee Benefit Plans. Seller represents and warrants the following:

                  (a) Schedule 7.1 contains a true and complete list of each Benefit Plan. All Benefit Plans have been maintained and operated in material compliance with all applicable Laws. Seller neither participates, maintains nor contributes to any single employer or multiemployer pension plan subject to Title IV of ERISA. Each Benefit Plan that is intended to be a qualified plan under section 401(a) of the Code is the subject of a favorable determination letter from the IRS as to its qualified status.

                  (b) Each "employee welfare benefit plan" (as defined in section 3(1) of ERISA) which is maintained by the Seller or any Affiliates and which is a group health plan within the meaning of section 5000(b)(1) of the Code complies with and in each and every case has complied with the applicable requirements of section 4980B of the Code and Part 6 of Title I of ERISA and the group health portability requirements of sections 9801 through 9805 of the Code and sections 701 through 707 of ERISA.

         7.2 Employees.

                  (a) Hiring of Employees. Buyer shall offer employment as of the Closing Date to all Employees of Seller who perform their services primarily at or from the Location, provided, however, that nothing herein shall create any employment relationship other than that of employment at will, subject to the provisions of any applicable agreements. Such offers will be on terms and conditions (including benefit plan coverages) substantially the same as those applicable immediately preceding the Closing, provided that nothing shall prohibit Buyer from subsequently changing such terms and conditions. With respect to each Transferred Employee, Buyer shall credit periods of service with the Seller prior to the Closing for purposes of determining eligibility, vesting and benefit entitlement under all compensation and benefit plans, programs and policies maintained by Buyer after the Closing. Buyer shall negotiate with any collective bargaining unit representing Employees to the extent required by law. Buyer shall indemnify and hold Seller harmless with respect to any charge, complaint, proceeding or litigation before the National Labor Relations Board, or any other court, tribunal or agency to which Seller is made a party, arising out of or relating to Buyer's negotiations with any collective bargaining agent of the Employees, Buyer's decision not to assume the Collective Bargaining Agreement and/or any post-Closing change made by Buyer to the terms and conditions of any Employee's employment with Buyer. Notwithstanding anything in this Agreement to the contrary, Buyer will not be responsible for the value or benefits of, including without limitation when determining whether benefits offered to Employees prior to the Closing Date are as favorable as those offered to such Employees after the Closing Date, any Seller Securities Based Compensation or any Transaction Based Bonus.

                  (b) Health and Life Coverages. Without limiting the scope of
Section 7.2(a), Buyer shall cause each Transferred Employee (and his or her eligible dependents) to be offered coverage following the Closing by a group health plan that provides health benefits (within the meaning of section 5000(b)(1) of the Code) that (i) does not limit or exclude coverage on the basis of any pre-existing condition of such Transferred Employee or dependent, and
(ii) provides each Transferred Employee full credit, for the year during which the Closing occurs, with any deductible already incurred by the Transferred Employee under Seller's group health plan and with any other out-of-pocket expenses that count against any maximum out-of-pocket expense provision of Seller's or Buyer's group health or medical plan. Seller shall remain responsible for all claims incurred by Transferred Employees prior to the Closing under Seller's group health plans and Buyer shall be responsible for all claims incurred after the Closing under its group health plans. For purposes of clarity, a claim shall be considered incurred when the treatment for a given condition is provided, and not when the condition arose.

                  (c) Severance. Without limiting the scope of Section 7.2(a), with respect to each Transferred Employee whose employment is terminated by Buyer within one year of the Closing, Buyer shall provide severance benefits which are no less favorable than those to which such Transferred Employee would have been entitled under Seller's severance policies had such Transferred Employee been terminated by Seller immediately prior to the Closing, taking into account periods of service performance by such employee for Buyer, but not including any Seller Securities Based Compensation or Transaction Based Bonus.

                  (d) Accrued Vacation, Holiday, Paid Personal Leave and Sick Bank Time. With respect to any accrued but unused vacation, holiday, paid personal leave and/or sick bank which any Transferred Employee is eligible to take pursuant to the paid time off policy applicable to such Transferred Employee immediately prior to Closing, Buyer shall allow such Transferred Employee to use such accrued vacation, holiday, paid personal leave and/or sick bank (in addition to any paid time off policy accrued pursuant to policies established by Buyer), and shall pay the Transferred Employee the value of any unused vacation, holiday, and/or paid personal leave upon his termination of employment and the value of any unused sick bank upon his retirement from employment after reaching 65 years of age.

                  (e) Disability Benefits; Workers Compensation. Without limiting the scope of Section 7.2(a), Buyer shall continue to provide short-term disability benefits to any Transferred Employee who was on short-term disability leave immediately prior to the Closing, and shall provide long-term disability benefits to any such Transferred Employee who satisfied the eligibility requirements for long-term disability benefits under Seller's long term disability program prior to the Closing. Buyer shall be responsible for any claim filed after the Closing by any Transferred Employee for short-term or long-term disability benefits or for workers' compensation benefits with respect to periods and incidences following the Closing. If any former employee of the Business who is receiving long-term disability payments as of the Closing is, subsequent to the Closing, legally entitled to be re-employed by Seller, Buyer shall offer employment to such employee as if such employee were an Employee on the date hereof. All Employees on disability as of the date of this Agreement are listed on Schedule 7.2(e) hereto, with identification of the commencement date of their respective disability.

                  (f) Bonus Payments. Without limiting the scope of Section 7.2(a), Buyer shall provide Transferred Employees with an opportunity to earn and receive incentive bonus payments determined with respect to the year in which the Closing occurs on the same basis as under the incentive bonus plans of Seller, not including any Seller Securities Based Compensation or Transaction Based Bonus.

                  (g) Retention Agreements. Without limiting the scope of Sections (a), (b), (c), (d), (e) and (f) of this Section 7.2, Buyer shall enter into the Retention Agreements with effect from the Closing.

         7.3 COBRA. The parties agree that it shall be the Seller's sole responsibility to provide the required notices under section 4980B of the Code to all "M&A Qualified Beneficiaries" (as defined in Treas. Reg. ss. 54.4980B-9, Q&A4), and to provide coverage under section 4980B of the Code to such individuals and to continue to provide coverage under section 4980B of the Code to any of the Seller's former employees or covered dependents of the Seller or its Affiliates currently purchasing benefits under section 4980B of the Code. The Seller shall indemnify Buyer for any failure by the Seller to provide such required notices or to provide such coverage.

Section 8.        Certain Environmental Matters.
                  -----------------------------

         8.1 The parties acknowledge and agree that: (1) each of Buyer and Seller shall be severally responsible for any liability, obligation or expense assessed against or incurred by it resulting from, or arising out of or in connection with, any action, suit, inquiry, proceeding, investigation, judgment, order or decree ("Actions") of or by any governmental agency, authority or third party relating to (A) Releases of Hazardous Substances at or from the Locations that predate Seller's operation at the relevant Locations, (B) Disposal of Hazardous Substances at places other than Locations before the date of Seller's operation at the relevant Locations, or (C) violations of Environmental Laws occurring before the date of Seller's operation at the relevant Locations ("Pre-IGC Environmental Liabilities"); (2) Seller shall not have any obligation to indemnify, defend or hold harmless either Parent or Buyer or any of their respective Affiliates with respect to any Pre-IGC Environmental Liabilities; and
(3) neither Parent nor Buyer shall have any obligation to indemnify, defend or hold harmless Seller or any of its Affiliates with respect to any Pre-IGC Environmental Liabilities.

         8.2 Notwithstanding anything to the contrary set forth in Section 8.1 above, the parties acknowledge and agree that on the terms and subject to the limitations set forth in this Agreement and an Assignment and Assumption Agreement, on the Closing Date Buyer will become entitled to the indemnification and reimbursement rights set forth in and/or arising under the Lease and otherwise directly or indirectly accruing to the tenant (and its successors and assigns) under the Lease pursuant to the Indemnity Agreement dated as of July 2, 1985 by and between the City of Waterbury ("City"), Colonial Bank and Mark David Associates and the Letter Agreement by and between City, by and through the Naugatuck Valley Development Corporation and Mark David Associates dated June 2, 1995 (the "Waterbury Indemnification Rights"). Buyer hereby assigns to Seller the nonexclusive right to severally pursue the Waterbury Indemnification Rights from time to time with respect to any Pre-IGC Environmental Liabilities incurred by or assessed against Seller as and when such Pre-IGC Environmental Liabilities arise (the "Nonexclusive Pursuit Rights"). In the event that both Seller and Buyer incur or otherwise become subject to Pre-IGC Environmental Liabilities resulting from or arising out of the same or one or more related Actions ("Mutual Claims"), only one party (the "Controlling Party") shall be entitled to pursue Waterbury Indemnification Rights with respect to such Mutual Claims on behalf of both parties. The party that has incurred or been assessed the greater amount of the Pre-IGC Environmental Liabilities comprising the Mutual Claims shall be the Controlling Party. In the event that the Controlling Party shall decline to serve in such capacity, or shall otherwise fail to diligently pursue the Waterbury Indemnification Rights on behalf of both parties with respect to the Mutual Claims (the "Declining Party"), the other party may assume the pursuit of the Waterbury Indemnification Rights with respect to the Mutual Claims and the Declining Party shall cooperate fully with the assuming party. The Controlling Party shall use all commercially reasonable efforts to pursue diligently the Waterbury Indemnification Rights from the Landlord (as defined in the Lease) on behalf of and for the mutual benefit of both affected parties. The aggregate costs incurred by the Controlling Party in pursuing Waterbury Indemnification Rights with respect to Mutual Claims shall be borne by, and the aggregate amount of reimbursement and indemnification received from the Landlord with respect to such Mutual Claims shall be shared by, the parties pro rata. For purposes of the preceding sentence, a party's pro rata portions of the (1) aggregate costs incurred by the Controlling Party with respect to the Mutual Claims and (2) aggregate reimbursement and indemnification received from the Landlord with respect to the Mutual Claims shall be proportionate to the amount of the Pre-IGC Environmental Liabilities incurred by or assessed against such party in relation to the aggregate amount of Pre-IGC Environmental Liabilities which comprise the Mutual Claims. Buyer and Seller agree that they will cooperate with each other in asserting rights, settling, adjusting or compromising any claim for indemnification or reimbursement against the Landlord pursuant to this Section 8.2.

         8.3 In the event that the Nonexclusive Pursuit Rights are determined to be invalid, unenforceable or otherwise unavailable to Seller, Buyer shall use its best efforts to enforce at the cost of and for the benefit of Seller the Nonexclusive Pursuit Rights which Seller was seeking to enforce and shall promptly remit to Seller all amounts collected on Seller's behalf in connection therewith.

         8.4 The parties agree that the provisions of this Section 8 are intended solely to define the rights of Buyer and Seller between themselves with respect to the matters addressed herein and are not intended as, and shall not be construed to be, an assumption or admission of any liability or other obligation of either Buyer or Seller to any third party or an admission against the interests of either Buyer or Seller.

Section 9.        Conditions to Obligations of Seller.
                  ------------------------------------

                  The obligations of Seller to effect the transactions contemplated hereby at the Closing shall be subject to the fulfillment, or written waiver by Seller (where permissible), at or prior to the Closing, of each of the following conditions:

         9.1 Representations and Warranties True. The representations and warranties of Parent and Buyer contained herein shall be correct and complete in all respects (in the case of any representation or warranty containing any material qualifications) and in all material respects (in the case of any representation or warranty without any material qualifications) at and as of the Closing Date as though such representations and warranties were made at and as of such Closing Date.

         9.2 Performance. Each of Parent and Buyer shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing.

         9.3 No Injunction. There shall be no effective injunction, writ, preliminary restraining order or other order of any nature issued by a court of competent jurisdiction directing that the transactions provided for at such Closing not be consummated as so provided.

         9.4 Certificates. Parent and Buyer shall have furnished to Seller certificates of their respective Chief Executive Officers or Chief Financial Officers to the effect that (i) the representations and warranties contained herein are correct and complete in all respects (in the case of any representation or warranty containing any material qualifications) and in all material respects (in the case of any representation or warranty without any material qualifications) at and as of the Closing Date as though such representations and warranties were made at and as of such Closing Date; and
(ii) all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date have been performed or complied with at or prior to the Closing Date in all material respects.

         9.5 Governmental Approvals. Buyer shall have obtained or made every necessary permit, authorization, consent, license, approval, waiver, filing or registration referred to in Section 4.3 hereof and required to be obtained by Buyer prior to the Closing Date.

         9.6 Release or Replacement of LHC/CERN Surety Bond . Buyer shall have satisfied its obligation under Section 6.2 hereof.

         9.7 LHC/CERN Contract. Seller shall have obtained the consent of the European Organization for Nuclear Research to the assignment of the LHC/CERN Contract to Buyer.

         9.8 Third Party Consents. Seller shall have obtained all written consents to assignments required to be obtained from third parties with respect to the assignment to Buyer of the Designated Contracts listed on Schedule 10.6 hereof.

         9.9 Supply Agreement. Seller and Buyer shall have entered into the Supply Agreement.

         9.10 Retention Agreements. Buyer shall have executed and delivered to Seller the Retention Agreements.

         9.11 Escrow Agreement. Buyer and Escrow Agent shall have executed and delivered to Seller the Escrow Agreement.

         9.12 Section 2.4 Deliverables. Parent and Buyer shall have delivered to Seller the agreements, instruments and certificates to be delivered to Seller at Closing pursuant to Section 2.4(b).

Section 10.       Conditions to Obligations of Buyer.
                  -----------------------------------

                  The obligations of Buyer to effect the transactions contemplated hereby at the Closing shall be subject to the fulfillment, or written waiver by Buyer (where permissible), at or prior to the Closing, of each of the following conditions:

         10.1 Representations and Warranties True. Except for changes between the date hereof and the Closing Date (i) specifically contemplated by the terms of this Agreement (other than as such contemplation is the result of updates to the Disclosure Schedule pursuant to Section 5.14 hereof), (ii) specifically consented to in writing by Buyer or (iii) not material and adverse to the IGC-Advanced Superconductor Division, the representations and warranties of Seller contained herein shall be correct and complete in all respects (in the case of any representation or warranty containing any material qualifications) and in all material respects (in the case of any representation or warranty without any material qualifications) at and as of the Closing Date as though such representations and warranties were made at and as of such Closing Date.

         10.2 Performance. Seller shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing.

         10.3 No Injunction. There shall be no effective injunction, writ, preliminary restraining order or other order of any nature issued by a court of competent jurisdiction directing that the transactions provided for at the Closing not be consummated as so provided.

         10.4 Certificates. Seller shall have furnished to Buyer certificates of its Chief Executive Officer or Chief Financial Officer to the effect that except for changes between the date hereof and the Closing Date (i) specifically contemplated by the terms of this Agreement (other than as such contemplation is the result of updates to the Disclosure Schedule pursuant to Section 5.14 hereof), (ii) specifically consented to in writing by Buyer or (iii) not material and adverse to the IGC-Advanced Superconductor Division, (i) Seller's representations and warranties contained herein are correct and complete in all respects (in the case of any representation or warranty containing any material qualifications) and in all material respects (in the case of any representation or warranty without any material qualifications) at and as of the Closing Date as though such representations and warranties were made at and as of such Closing Date; and (ii) all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date have been performed or complied with at or prior to the Closing Date in all material respects.

         10.5 Governmental Approvals. Seller shall have obtained or made every necessary permit, authorization, consent, license, approval, waiver, filing or registration required to be obtained by Seller prior to the Closing Date including those listed in Section 3.3 of the Disclosure Schedule except for filings required by the Connecticut Hazardous Waste Establishment Transfer Act, Conn. Gen. Stat.ss.22a-134a et seq which are permitted by such statute to be made following the Closing Date.

         10.6 Third Party Consents. Seller shall have obtained all written consents to assignments required to be obtained from third parties with respect to the assignment to Buyer of the Designated Contracts listed on Schedule 10.6 hereof.

         10.7 Material Adverse Change. Since the date of this Agreement, there shall not have occurred a material adverse change in the financial condition or operations of the IGC-Advanced Superconductor Division or Seller's Intermagnetics Magnet Business Group Division.

         10.8 Supply Agreement. Seller and Buyer shall have entered into the Supply Agreement.


         10.9 Escrow Agreement. Seller and Escrow Agent shall have executed and delivered to Buyer the Escrow Agreement.

         10.10 Purchase Order. Seller shall have placed a binding order with Outokumpu Copper Products Oy ("OCP"), subject to the terms of Seller's Purchase Order and the Supply Agreement, for no less than (***) of superconducting wire, which may consist of (***), in accordance with the prices specified in the Supply Agreement to be delivered within (***) from Closing.

         10.11 Lien Release. Seller shall have secured the release of the lien held by First Union with respect to the Lease.

         10.12 Section 2.4 Deliverables. Seller shall have delivered to Buyer the agreements, instruments and certificates to be delivered to Buyer at Closing pursuant to Section 2.4(a).

         10.13 2001 Financial Statements. Seller shall have delivered to Buyer the 2001 Financial Statements, including an unqualified report of Pricewaterhouse Coopers LLP (Albany Office) relating thereto substantially in the form previously described to Buyer.

Section 11.       Survival of Representations and Warranties.
                  -------------------------------------------

         11.1 Survival of Representations and Warranties.

                  Except as otherwise expressly provided herein, each and every representation and warranty set forth in this Agreement and any document, certificate or agreement delivered hereunder and representations and warranties deemed made as provided by Sections 9.4 and 10.4 hereof shall survive the Closing Date only until (***); provided, however, that the representations and warranties as to Taxes set forth in Section 3.14 and the representations and warranties as to COBRA set forth in Section 7.3 shall survive the Closing Date until the expiration of the relevant statute of limitations applicable with respect thereto. Subject to the preceding proviso, from and after (***), neither Seller nor Purchaser and Buyer shall be under any liability whatsoever with respect to any misrepresentation or breach of warranty.

         11.2 Agreement to Indemnify.

                  (a) Upon the terms and subject to the conditions of this
Section 11, Seller hereby agrees to indemnify, defend and hold harmless Buyer and its directors, officers, stockholders, representatives, successors and assigns ("Buyer Indemnified Parties") from and against all Damages based upon, arising out of, or resulting from (i) any misrepresentation or breach of warranty by Seller set forth in this Agreement, (ii) the failure of Seller to perform any of its covenants and obligations under this Agreement or to obtain the performance by its Affiliates of all applicable covenants and obligations hereunder or (iii) any Excluded Liability.

(***) The omitted information has been filed separately with the Commission and is the subject of a confidential treatment request.

                  (b) Upon the terms and subject to the conditions of this
Section 11, each of Parent and Buyer hereby jointly and severally agrees to indemnify, defend and hold harmless Seller and its directors, officers, shareholders, representatives, successors and assigns ("Seller Indemnified Parties") from and against all Damages based upon, arising out of, or resulting from (i) any misrepresentation or breach of warranty by Parent or Buyer set forth in this Agreement, (ii) the failure of either Parent or Buyer to perform its covenants and obligations under this Agreement or to obtain the performance by its Affiliates of all applicable covenants and obligations hereunder or (iii) any Assumed Liability.

                  (c) Notwithstanding anything in this Agreement to the contrary, (i) no claim for any misrepresentation or breach of any warranty or covenant hereunder shall be asserted by a Buyer Indemnified Party pursuant to
Section 11.2(a), or a Seller Indemnified Party pursuant to Section 11.2(b), unless the aggregate amount of Damages with respect to all such claims for which indemnification is sought (x) by the Buyer Indemnified Parties under Section 11.2(a) or (y) by the Seller Indemnified Parties under Section 11.2(b) shall exceed $1.0 million, (ii) in no event shall Seller be liable to the Buyer Indemnified Parties, or Parent and Buyer be liable to the Seller Indemnified Parties, for more than $18.0 million in the aggregate with respect to all such claims for which indemnification is sought by the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, under Section 11.2(a) or Section 11.2(b), (iii) in no event shall Seller, or Parent and/or Buyer, be liable for any indirect or consequential losses, damages or liabilities or punitive or exemplary damages, unless the same are assessed against a Buyer Indemnified Party or a Seller Indemnified Party as a result of a claim for which Seller, or Parent and/or Buyer, as the case may be, is obligated to indemnify the Buyer Indemnified Party or the Seller Indemnified Party, as the case may be, asserted by a person who is not an Affiliate of Buyer or Seller, (iv) in no event shall a Buyer Indemnified Party have any claim under this Section 11 with respect to the valuation of any inventory included in the IGC-Advanced Superconductor Division Assets or relating to any payment or refund provided for or contemplated by Sections 2.2, 2.3 or 2.4 hereof and (v) in no event shall a Buyer Indemnified Party or a Seller Indemnified Party be entitled to recover under Section 11.2(a) or Section 11.2 (b), respectively, for any matter or series or group of related matters, and neither shall any such matter or series or group of related matters count towards the respective $1.0 million and $18.0 million thresholds applicable to the Buyer Indemnified Parties and the Seller Indemnified Parties as specified in Section 11.2(c)(i), unless the Buyer Indemnified Party's or Seller Indemnified Party's Damages with respect thereto exceed $50,000.

         11.3 Indemnification With Respect to Third-Party Claims. The obligations and liabilities of a party seeking indemnification and the party against which indemnification is sought with respect to claims made by or against third parties shall be subject to the following terms and conditions:

                  (a) After obtaining actual knowledge of any claim as to which recovery may be sought against another party hereto, a party seeking indemnification will give the party from which indemnification is sought prompt notice of such claim (in as much detail as practicable), and the party from which indemnification is sought will assume the defense thereof by representatives chosen by it. The right to indemnification hereunder shall not be affected by any failure or delay of a party seeking indemnification to give such notice unless, and then only to the extent that, the rights and remedies of the party from which indemnification is sought shall have been prejudiced as a result of such failure or delay.

                  (b) If a party from which indemnification is sought, within a reasonable time after notice of any such claim, fails to assume the defense thereof, the party seeking indemnification shall (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the party from which indemnification is sought, subject to the right of the party from which indemnification is sought to assume the defense of such claim at any time prior to the settlement, compromise or final determination thereof.

                  (c) A party seeking indemnification shall, and shall cause its Affiliates to, provide the party from which indemnification is sought with such assistance (without charge other than for reimbursement for reasonable out-of-pocket expenses) as may be reasonably requested by the party from which indemnification is sought in connection with any indemnification or defense provided for herein, including, without limitation, providing the party from which indemnification is sought with such information, documents and records and reasonable access to the services of, consultations with and testimony of such personnel of the party seeking indemnification or its Affiliates as the party from which indemnification is sought shall deem necessary.

                  (d) In no event shall a party from which indemnification is sought, in the defense of such claim or any litigation resulting therefrom, or the party seeking indemnification, consent to entry of any order or judgment (other than an order or judgment of dismissal), except with the written consent of the other party or enter into any settlement, except with the written consent of the other party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to both the party from which indemnification is being sought and the party seeking indemnification of a release from all liability in respect of such claim or litigation.

         11.4 Certain Provisions Regarding Indemnification.

                  (a) For the purposes of this Agreement, no Damages shall be deemed to have been suffered by the Buyer Indemnified Parties with respect to any losses, Damages or liabilities to the extent that such losses, Damages or liabilities are (i) reflected in or reserved against in the 2001 Financial Statements or (ii) taken into consideration in calculating, or reflected in the calculation or final determination of, the Inventory Value Payment, the Performance Payment, the Seller Receivable Payment, if applicable, or Buyer Receivable Payment, if applicable.

                  (b) Payment of any claim for indemnification pursuant to this
Section 11 shall pro tanto satisfy and discharge any other claim which is capable of being made with respect to the same event or condition and vice versa.

                  (c) In the event that any indemnifying person (i.e., Seller, Buyer or Parent, as the case may be) has paid to an indemnified person (i.e., Seller Indemnified Party or Buyer Indemnified Party, as the case may be) an amount in respect of a claim for indemnification pursuant to this Section 11 and subsequent to the date of making such payment the indemnified person recovers from a third party (including the insurers of the indemnified person) a sum which is referable to that payment, then the indemnified person shall repay to the indemnifying person by wire transfer of immediately available funds so much of the amount received from the third party as does not exceed the amount previously paid by the indemnifying person, after deducting all relevant expenses of the indemnified person and any portion of such payment not relating to the payment previously received from the indemnifying person.

                  (d) Where a claim for indemnification pursuant to this Section 11 shall be in respect of a matter where an indemnified person shall be insured against any loss or damage arising therefrom, the indemnified person shall not make any claim hereunder without first making a claim against its insurers, indemnifiers or contributors for such loss or damage suffered and thereafter any claim hereunder shall be limited (in addition to all other limitations on Seller's liability elsewhere referred to in this Section 11) to the amount by which the amount of the loss or damage suffered shall exceed the compensation paid by said insurers, indemnifiers or contributors to the indemnified party, after deducting all relevant expenses of the indemnified person; provided, however, if the payment of any such claim by such insurers, indemnifiers or contributors is delayed beyond a reasonable period (of no less than 9 months) and the indemnified person has cooperated in all reasonable respects with such insurers, indemnifiers or contributors, then the indemnified person may duly assign the right to recover from such insurers, indemnifiers or contributors to the party obligated hereunder to provide indemnification to the indemnified party, whereupon (i) the party obligated hereunder to provide indemnification shall pay to the indemnified person such amount as the indemnified person is entitled to receive from such party obligated hereunder to provide indemnification as indemnification under this Section 11, (ii) the indemnified person shall cooperate with the party obligated hereunder to provide indemnification to recover such amount from its insurers, indemnifiers or contributors and (iii) the party obligated hereunder to provide indemnification shall be fully subrogated to each and any right, power, remedy, security or claim of the indemnified person against or with respect to its insurers regarding such claim and each such indemnified person shall execute whatever instruments may be necessary to evidence such subrogation as a condition to receiving any indemnification from the party obligated hereunder to provide indemnification hereunder.

                  (e) If any claim for indemnification pursuant to this Section 11 shall arise by reason of some liability of a party seeking indemnification under this Section 11 which, at the time the claim is notified to the party from which indemnification is sought, is contingent only, the party from which indemnification is sought shall not be obligated to make such payment to the party seeking indemnification under this Section 11 until such contingent liability becomes an actual liability.

                  (f) Nothing herein shall be deemed to relieve a Buyer Indemnified Party or a Seller Indemnified Party from any common law duty to mitigate damages incurred by it.

                  (g) Unless otherwise provided in this Agreement, no Buyer Indemnified Party shall be entitled to claim that any fact or circumstance constitutes a misrepresentation or breach of a warranty contained in this Agreement if such fact or circumstance has been specifically and adequately disclosed in the Disclosure Schedule, provided that this provision shall not relieve Seller from any covenant or other obligation expressly set forth herein.

         11.5 Remedies Exclusive. To the extent permitted by law, the remedies provided herein shall be exclusive and shall preclude assertion by any party hereto of any other rights or the seeking of any other remedies (other than, in any appropriate case, any equitable remedies, including injunction and specific performance) against any other party hereto.

         11.6 Treatment of Indemnification Payments. Each of the parties hereto agrees that it shall, to the extent permitted by applicable law, treat indemnification payments hereunder as adjustments to the Purchase Price for Tax purposes.

Section 12.       Termination and Abandonment.
                  ---------------------------

         12.1 Methods of Termination. Upon the terms and subject to the conditions of the next sentence, this Agreement may be terminated:

                  (a) at any time prior to the Closing Date by mutual consent of Buyer and Seller;

                  (b) by Seller or Buyer after November 21, 2001, if the Closing shall not have occurred by that date, provided that in the event Closing does not occur by that date, either party, if requested, will consider in good faith an extension of reasonable duration;

                  (c) by the party entitled to the benefit thereof, if any condition set forth in Section 9 or Section 10 shall have become impossible to fulfill.

                  Notwithstanding the foregoing, if any party has caused material delay in closing the transactions contemplated hereby by its failure to perform any covenant hereunder, which failure has resulted in the failure of a condition contained in Section 9 or 10 hereof, such party shall not be entitled to terminate this Agreement pursuant to paragraph (b) or (c), as the case may be, of this Section 12.1 until the expiration of a period following the date specified in such paragraph corresponding to the period of delay so caused.

         12.2 Procedure Upon Termination.

                  In the event of the termination and abandonment of this Agreement by Buyer or by Seller, or both, pursuant to Section 12.1 hereof, written notice thereof shall forthwith be given to the other parties or party and the transactions contemplated by this Agreement shall be terminated and/or abandoned, without further action by Buyer or Seller. If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:

                  (a) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

                  (b) The provisions of Sections 5.6 and 5.7 hereof shall survive such termination; and

                  (c) No party hereto shall have any liability or further obligation to any other party to this Agreement except for any breach by such party of any covenant set forth herein.

Section 13.       Miscellaneous Provisions.
                  ------------------------

         13.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented by written agreement of the respective parties' officers authorized by their boards of directors with respect to any of the terms contained herein.

         13.2 Waiver of Compliance. Any failure of Parent and Buyer, on the one hand, or Seller, on the other, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by a duly authorized officer of Seller or Parent and Buyer, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         13.3 Expenses, Etc. Whether or not the transactions contemplated by this Agreement shall be consummated, each of Parent and Buyer agrees that all fees and expenses incurred by it in connection with this Agreement shall be borne by it and Seller agrees that all fees and expenses incurred by it in connection with this Agreement shall be borne by it, including, without limitation, as to Parent and Buyer or Seller, as the case may be, all fees of counsel, actuaries and accountants.

         13.4 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be deemed given if delivered personally or when mailed by certified or registered mail (return receipt requested), postage prepaid, provided that any notice delivered as herein provided shall also be delivered by telecopy or overnight courier at or prior to the time of such delivery. All communications hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

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

                  (a) If to Buyer or to Parent, to:

                           Outokumpu Poricopper Oy
                           Kuparite, P.O. Box 60
                           28101 Pori
                           Finland
                           Attention: Mr. Panu Routila, Director Electrical
                                      Power and Components

                           Telecopy Number:  011-358-2-626-5376

                           and a copy to:
                           Arent Fox Kintner Plotkin & Kahn, PLLC
                           1675 Broadway
                           New York, New York  10019
                           Attention: John B. Madden, Jr., Esq.

                           Telecopy Number: (212) 484-3990

or to such other person or address as Buyer shall furnish to Seller in writing.

                  (b) If to Seller, to:

                           Intermagnetics General Corporation
                           450 Niskayuna Road
                           Latham, New York  12110
                           Attention:  General Counsel

                           Telecopy Number: (518) 783-2602

                           with copies to:

                           Morgan, Lewis & Bockius LLP
                           101 Park Avenue
                           New York, New York  10178
                           Attention:  Stephen P. Farrell, Esq.

                           Telecopy Number:  (212) 309-6273

or to such other person or address as Seller shall furnish to Buyer in writing.

         13.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as expressly provided herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

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

         13.6 Governing Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.

         13.7 Arbitration. Parent, Buyer and Seller agree that any controversy or claim arising out of, in connection with or relating to this Agreement, or the breach hereof, or the matters contemplated hereby shall be finally settled by arbitration in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The parties shall endeavor to agree upon the selection of a single arbitrator (the "Tribunal"). Failing such agreement, within 28 days of a claimant's written notice of its intention to arbitrate, the Tribunal shall be selected in accordance with the Commercial Arbitration Rules. Notwithstanding anything to the contrary contained in this Section 13.7, any Tribunal proposed to serve pursuant to this Section
13.7 shall, as a condition to its selection, be required to establish, to the reasonable satisfaction of Buyer and Seller, that such proposed Tribunal has sufficient experience and knowledge relating to the low temperature superconductor industry as to be able to adequately evaluate the matter or matters forming the basis of any controversy or claim to which this Section 13.7 shall apply. The Tribunal shall not have power to alter, amend or add to the provisions of this Agreement except to the extent required to rectify any mistake which it determines to be common to all the parties and then only if and to the extent to which the rules of law governing or applicable to this Agreement permit such correction, provided that the Tribunal shall have the authority to award damages or other relief appropriate in the circumstances, including, in an appropriate case, interest on any amount payable hereunder from the date payment is due hereunder until the payment in full of such amount. In no event shall the Tribunal have the power to award indirect, consequential, exemplary or punitive damages. Judgment upon the award rendered by the Tribunal, or if the Tribunal comprises more than one arbitrator by a majority of the Tribunal, may be entered in any court having jurisdiction thereof or having jurisdiction over the party or the assets of the party against which enforcement is sought and shall be final and binding upon the parties.

                  The parties hereto agree that if an action is brought against any party hereto or any of its Affiliates by any person (other than a party hereto or an Affiliate of any such party) with respect to a claim for which a party to this Agreement or such Affiliate is entitled to indemnity hereunder, such party may forego arbitration hereunder by asserting a claim for indemnity against the Indemnifying Party in such action.

         13.8 Jurisdiction. Each of Seller, Parent and Buyer hereby waives any objections which it may now or hereafter have to the laying of venue of any such arbitration proceeding and irrevocably submits to the non-exclusive jurisdiction of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York for the purpose of enforcing the provisions of Section 13.7 hereof or for entry of judgment for any arbitration award in any such proceeding or for any other matter arising in connection with the transactions contemplated by this Agreement. Process in any action or proceeding may be served in the same manner that notice may be given pursuant to Section 13.4 hereof. The provisions of this Section 13.8 shall survive any termination of this Agreement.

         13.9 Severability. Any provision or part of this Agreement which is invalid or unenforceable in any situation in any jurisdiction shall, as to such situation and such jurisdiction, be ineffective only to the extent of such invalidity and shall not affect the enforceability of the remaining provisions hereof or validity or enforceability of any such provision in any other situation or in any other jurisdiction. If the final award of an arbitrator or the final judgment of a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such award or judgment may be perfected, that any term or provision hereof is invalid or unenforceable, the parties agree that the court, arbitrator or arbitral panel making such determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of such provision, or to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this contract shall be enforceable as so modified.

         13.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         13.11 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such transaction.

         13.12 Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement. In particular, nothing in this Agreement shall provide any contractual rights to any Employee, and no Employee shall be a third party beneficiary of any provision of this Agreement.

         13.13 Bulk Sales Treatment. Buyer hereby waives compliance by Seller with the provisions of any so called bulk transfer law in any jurisdiction in connection with the sale of the IGC-Advanced Superconductor Division Assets to Buyer. Seller agrees to indemnify Buyer for any Damages as a result of such waiver. Buyer and Seller agree that within ten (10) days hereof, such parties shall jointly inform, in a mutually agreeable manner, each of the principal suppliers and customers of the Business, of the transactions contemplated hereunder.

         13.14 Notification of Employees. Buyer and Seller agree that as soon as reasonably practicable, following the date hereof, subject to all applicable laws, rules and regulations, such parties shall jointly inform, in a mutually agreeable manner, each of the employees of the Business of the transactions contemplated hereunder.

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


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth on the first page hereof.



                                 INTERMAGNETICS GENERAL CORPORATION



                                 By: /s/ Glenn H. Epstein
                                     -------------------------------------------
                                     President and Chief Executive Officer

                                 OUTOKUMPU COPPER PRODUCTS OY

                                 By: /s/ Ari Ingman
                                     -------------------------------------------
                                     Deputy President, Senior Vice President
                                     and General Manager

                                 OUTOKUMPU ADVANCED SUPERCONDUCTORS INC.

                                 By: /s/ Rauno Liikamaa
                                     -------------------------------------------
                                     President


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EXHIBITS

SCHEDULES

Disclosure Schedule






                                      -47-